EXHIBIT 2.1

Execution Version

ASSET PURCHASE AGREEMENT

Among

FIRST ADVANTAGE CORPORATION

CIC ENTERPRISES, LLC

CIC ENTERPRISES, INC.

STEPS, INC.

SFC, INC.

HORTON, INC.

and

THE OTHER PARTIES NAMED HEREIN

DATED EFFECTIVE

APRIL 30, 2004

TABLE OF CONTENTS

1.	DEFINITIONS		1
	1.1.	Definitions	1
	1.2.	Other Definitional and Interpretive Provisions.	10

2	PURCHASE AND SALE OF THE ACQUIRED ASSETS		11
	2.1.	Purchase and Sale of the Acquired Assets	11
	2.2.	Assumption of Assumed Liabilities by the Purchaser; Retention of Retained Liabilities by the Sellers.	11
	2.3.	Purchase Price	11
	2.4.	Purchase Price Adjustment	12
	2.5.	WOTC Program Renewal.	13

3.	CLOSING		17
	3.1.	Closing	17
	3.2.	Closing Deliveries	17
	3.3.	Allocation of Purchase Price to Acquired Assets	21
	3.4.	Non-Assignability of Certain Acquired Assets	21

4.	REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES		21
	4.1.	Organization and Qualification	22
	4.2.	Authority; Enforceability	22
	4.3.	Noncontravention	23
	4.4.	Investments in Other Persons	23
	4.5.	Capitalization of Sellers	23
	4.6.	Rights; Warrants or Options; Dividends	24
	4.7.	Financial Statements; Undisclosed Liabilities; Books and Records	24
	4.8.	Tangible Personal Property; Sufficiency of Assets	25
	4.9.	Real Property.	25
	4.10.	Insurance	26
	4.11.	Labor Relations	26
	4.12.	Permits; Compliance With Law	26
	4.13.	Litigation	27
	4.14.	Material Agreements	27
	4.15.	Employee Benefit Plans	28
	4.16.	Tax Matters	30
	4.17.	Environmental Matters	31
	4.18.	Intellectual Property	32
	4.19.	Brokers	34
	4.20.	Accounts Receivable	34
	4.21.	Absence of Changes and Events	34
	4.22.	Employees; Labor Relations	35
	4.23.	Related Transactions	36
	4.24.	Securities Law Matters.	36

	4.25.	Customers	37
	4.26.	Solvency	37

5.	REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS		38
	5.1.	Authority; Authorization	38
	5.2.	Enforceability	38
	5.3.	Noncontravention	38
	5.4.	Title; Absence of Certain Agreements	38

6.	REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT		39
	6.1.	Organization and Qualification	39
	6.2.	Authority; Enforceability	39
	6.3.	Noncontravention	39
	6.4.	Litigation	39
	6.5.	Brokers	39
	6.6.	Solvency	40
	6.7.	Validity of Shares	40

7.	COVENANTS OF THE SELLERS AND THE SHAREHOLDERS		40
	7.1.	Assistance in Proceedings	40
	7.2.	Non-Disparagement; Use of Names	40
	7.3.	Further Assurances	40
	7.4.	Confidentiality; Public Announcements	41
	7.5.	Payment of All Taxes by Sellers	42
	7.6.	Payment of Other Retained Liabilities	42
	7.7.	Sellers’ Anthem Health Plans	42

8.	COVENANTS AND AGREEMENTS OF THE PURCHASER AND PARENT		42
	8.1.	WOTC Recovery Project	42
	8.2.	Further Assurances	42
	8.3.	Nondisparagement	43

9.	INDEMNIFICATION		43
	9.1.	Indemnification by the Seller Parties	43
	9.2.	Indemnification by the Shareholders	43
	9.3.	Indemnification by Purchaser	43
	9.4.	Limitations on Indemnification	44
	9.5.	Indemnification Procedure	45
	9.6.	Right of Setoff	46
	9.7.	Exclusive Remedy	46

10.	MISCELLANEOUS		47
	10.1.	Construction	47
	10.2.	Cooperation	47
	10.3.	Successors and Assigns	47
	10.4.	Entire Agreement	47
	10.5.	Counterparts	47

10.6.	Headings	47
10.7.	Expenses	47
10.8.	Notices	48
10.9.	Governing Law	49
10.10.	Severability	49
10.11.	Waiver	49
10.12.	No Third Party Beneficiary	49
10.13.	Enforcement of Agreement	49
10.14.	Appointment of Representative of the Sellers and Shareholders	50
10.15.	Bulk Sales Laws	50
10.16.	Nondisclosure Agreement	50
10.17.	Survival	50

INDEX OF EXHIBITS

Exhibit A	Convertible Subordinated Promissory Note

Exhibit B	WOTC Escrow Agreement

Exhibit C	Guarantee

Exhibit D	Subordinated Promissory Note

Exhibit E	Subordination Agreement

Exhibit F	Bills of Sale

Exhibit G	Assignment and Assumption Agreements

Exhibit H	IP Assignments

Exhibit I	Non-Competition Agreement

INDEX OF SCHEDULES

Schedule 1.1	(a)	Assigned Agreements

Schedule 1.1	(b)	Assumed Liabilities

Schedule 1.1	(c)	Excluded Assets

Schedule 1.1	(d)	Enumerated Retained Liabilities

Schedule 1.1	(e)	Excluded Agreements

Schedule 1.1	(f)	WOTC Recovery Project

Schedule 1.1	(g)	CIC Plus

Schedule 3.2	(a)(iii)	Consents and Approvals

Schedule 3.2	(b)	Allocation of Cash and Notes

Schedule 3.2	(b)(ix)	Consents and Approvals of Purchaser and Purchaser

Schedule 3.3		Allocation Purchase Price

Schedule 4.1		Organization and Qualification

Schedule 4.3	(a)	Noncontravention

Schedule 4.3	(b)	Notice from or Consent to Seller or Shareholder

Schedule 4.4		Investments in Other Persons

Schedule 4.6		Rights; Warrants or Options; Dividends

Schedule 4.7		Liabilities Not in the Ordinary Course of Business

Schedule 4.8		Permitted Liens

Schedule 4.8	(a)	Tangible Personal Property; Sufficiency of Assets

Schedule 4.9		Real Property

v

Schedule 4.10	Insurance Policies

Schedule 4.11	Labor Relations

Schedule 4.12	Permits; Compliance With Law

Schedule 4.13	Litigation

Schedule 4.14	Material Agreements

Schedule 4.15	Employee Benefit Plans

Schedule 4.15(a)

Schedule 4.15(d)

Schedule 4.15(e)

Schedule 4.16	Tax Matters

Schedule 4.16(a)	Tax Matters

Schedule 4.17	Environmental Matters

Schedule 4.18(a)	Intellectual Property

Schedule 4.18(c)	Intellectual Property

Schedule 4.18(d)	Intellectual Property

Schedule 4.18(e)	Intellectual Property

Schedule 4.18(f)	Intellectual Property

Schedule 4.18(g)	Intellectual Property

Schedule 4.18(h)	Intellectual Property

Schedule 4.20	Accounts Receivable

Schedule 4.21	Absence of Changes and Events

Schedule 4.22(a)	List of Employees

Schedule 4.22(b)

Schedule 4.23	Related Transactions

Schedule 4.25	Top Twenty-Five Customers

Schedule 5.3	Noncontravention

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made effective as of April 30, 2004, by and among, First Advantage Corporation, a Delaware corporation (“Parent”), CIC Enterprises, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Purchaser”), CIC Enterprises, Inc., an Indiana corporation (“CIC”), STEPS, Inc., an Indiana corporation (“STEPS”), SFC, Inc., an Indiana corporation (“SFC”) and Horton, Inc., an Indiana corporation (“Horton”) (CIC, STEPS, SFC and Horton are sometimes individually referred to as a “Seller” and collectively as the “Sellers”), and Carl I. Cohen (“Mr. Cohen”), Shirley F. Cohen (“Ms. Cohen”), The Jeffrey Cohen 2004 Irrevocable Trust dated January 30, 2004 (“JC Trust”), The Brian Cohen 2004 Irrevocable Trust dated January 30, 2004 (“BC Trust”), and The Karen Cohen 2004 Irrevocable Trust (“KC Trust”) (each of Mr. Cohen, Ms. Cohen, the JC Trust, BC Trust and KC Trust, a “Shareholder” and together the “Shareholders”; the Shareholders collectively with the Sellers are sometimes referred to as the “Seller Parties” and individually as a “Seller Party”).

RECITALS

A.    The Sellers desire to sell substantially all of their respective assets, and assign certain of their respective liabilities, to Purchaser, and Purchaser desires to purchase and acquire the same. The Sellers are related businesses.

B.    Mr. Cohen is the sole shareholder of CIC, Ms. Cohen is the sole shareholder of STEPS and SFC, and the JC Trust, BC Trust and KC Trust are all of the shareholders of Horton.

C.    The Parent and the Purchaser would not be entering into this Agreement, and the Purchaser would not be purchasing the Acquired Assets of any single Seller, if the Purchaser was not purchasing the Acquired Assets of all of the Sellers and if the Shareholders were not entering into this Agreement under the terms set forth below.

D.    Each of the Shareholders, therefore, is realizing a financial benefit from a sale of the assets by each of the Shareholders and each of the Shareholders is willing to enter into this Agreement under the terms set forth below.

OPERATIVE TERMS

NOW, THEREFORE, in consideration of these premises and the mutual promises and covenants hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    DEFINITIONS

1.1.    Definitions.    For the purposes of this Agreement, the following capitalized terms have the meanings set forth below:

“$3,000,000 Note” is defined in Section 2.5(a).

“Account Receivable” means (i) all trade accounts receivable and other rights to payment from the customers of each Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to each Seller’s customers, (ii) all other accounts or notes receivable of each Seller and the full benefit of all security for such accounts or notes, and (iii) any claim, remedy, or other right related to any of the foregoing.

“Acquired Assets” means all of the property and assets, real, personal, or mixed, tangible and intangible, of every kind and description, wherever located, other than the Excluded Assets, of each of CIC (the “CIC Assets”), STEPS (the “STEPS Assets”), SFC (the “SFC Assets”) and Horton (the “Horton Assets”) (including, respectively, all of CIC’s, STEPS’, SFC’s and Horton’s right, title and interest in and to such assets) at Closing including, without limitation, the following assets of each such Seller, respectively: (a) cash and cash equivalents (including marketable securities and short term investments) that are a component of the Customer Deposit; (b) all Accounts Receivable; (c) all Tangible Personal Property (as defined below); (d) all rights of each such Seller relating to security deposits, prepaid expenses, claims for refunds and rights to offset in respect thereof, and all legal claims of each such Seller against third parties, causes of action, choses in action and rights of recovery, whether choate or inchoate, known or unknown, contingent or noncontingent, and rights of recoupment (including any such item relating to the payment of Taxes); (e) all Governmental Authorizations and all pending applications therefore or renewals thereof, to the extent assignable; (f) all data and records (electronic, paper and otherwise) related to the operations of each such Seller, including client, customer and supplier lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence, and other similar documents and records; (g) all Assigned Agreements and all rights under such Assigned Agreements; (h) all of the intangible rights and property of each such Seller, including, without limitation, each such Seller’s goodwill, going concern value and all Intellectual Property owned or licensed (as licensor or licensee) by such Seller or in which such Seller otherwise has a proprietary interest; and (i) all insurance benefits, including rights and proceeds, arising from or relating to the Acquired Assets or Assumed Liabilities.

“Adjustment Amount” is defined in Section 2.3.

“Affiliate” of any Person (“Person A”) means any other Person controlling, controlled by or under common control with such Person A, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” is defined in the introductory paragraph hereto.

“Allocation Statement” is defined in Section 3.3.

“Applicable Law” means any law, statute, treaty, rule, regulation, judgment, injunction, order, or decree, whether under or pursuant to the jurisdiction of the United States or any foreign country, or any state, municipality, or other political subdivision or authority thereof, or any commission, board, or agency to which any of the Sellers or any of their respective employees is subject or by which any of their respective properties may be bound.

“Assigned Agreements” means all of the Sellers’ respective contracts, leases, licenses, indentures, agreements and commitments, including, without limitation, those identified on Schedule 1.1(a), but excluding the Excluded Agreements. The enumeration of any contract, lease, license, indenture, agreement or commitment on Schedule 1.1(a) shall not limit the scope of the foregoing sentence.

“Assignment and Assumption Agreements” is defined in Section 3.2(a)(i).

“Associate” of any Person means (a) any corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity or other voting securities or interest, (b) any trust or other estate in which such Person has a beneficial interest or as to which such person serves as a trustee or in a similar capacity, and (c) with respect to a Person that is an individual, any relative or spouse of such Person, any relative of such spouse, any marital relative of such Person’s children, and any individual who has shared a residence with such Person for more than six (6) months at any time within the last two (2) years.

“Assumed Liabilities” means only those liabilities of the Sellers which are specifically identified on Schedule 1.1(b), and each such liability is referred to as an “Assumed Liability.”

“BC Trust” is defined in the introductory paragraph hereto.

“Bills of Sale” is defined in Section 3.2(a)(i)

“Bulk Sales Laws” is defined in Section 10.15.

“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which banks are required or permitted to be closed in New York, New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CIC” is defined in the introductory paragraph hereto.

“CIC Assets” is defined in the definition of Acquired Assets.

“CIC Names” is defined in Section 7.2(b).

“CIC Plus Business” means the business engaged in by CIC Plus as set forth on Schedule 1.1(g).

“Claim Notice” is defined in Section 9.5(a).

“Claims” is defined in Section 9.1.

“Closing” is defined in Section 3.1.

“Closing Date” shall be the date on which the Closing occurs.

“Closing Statement” is defined in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Confidential Information” is defined in Section 7.4(a)

“Consent” is defined in Section 3.4.

“Contemplated Transactions” means the transactions contemplated by this Agreement and each of the other Transaction Documents.

“Convertible Subordinated Promissory Note” means the convertible subordinated promissory note, issued by the Parent to the Sellers in the principal amount of $5,000,000 payable over thirty six (36) months with an annual interest rate of five percent (5%), in substantially the form of Exhibit A hereto, which shall convert into Parent Class A Common in accordance with the terms thereof.

“COTS Software” is defined in Section 4.18(a)(i).

“Customer Deposit” means the sum of approximately $1,200,000 of cash and reimbursements receivable representing the amount deposited with CIC by a certain client to provide CIC with funds to pay any and all applicable titling, registration and tax fees incurred by CIC on behalf of such client.

“Deductible” is defined in Section 9.4(b).

“Employee Benefit Plan” means any Employee Pension Benefit Plan, Employee Welfare Benefit Plan and any other plan, program, agreement, commitment and arrangement maintained by or on behalf of any or all of the Sellers which provide benefits or compensation to or for any employee or former employee of any of the Sellers or any dependent of any such employee or former employee, including, without limitation, all vacation, severance pay, retirement, deferred compensation, death benefits, disability, healthcare and other employee pension benefit and welfare plans, payroll and perquisite practices and related trusts, contracts, insurance contracts and funds.

“Employee Pension Benefit Plan“ has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan“ has the meaning set forth in ERISA Section 3(1).

“Environmental Laws” shall mean CERCLA and all other federal, state, local and foreign statutes, laws, regulations, rules, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning protection of human health, safety or the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as those terms may be defined by any of the foregoing).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Assets” is defined in Section 2.5(a).

“Excluded Agreements” means only those contracts, leases, licenses, indentures, agreements and commitments of any Seller set forth on Schedule 1.1(e).

“Excluded Assets” means only the following assets of each Seller: (i) Articles of Incorporation, bylaws, qualifications to do business in any jurisdiction, taxpayer and other identification numbers, stock certificates, stock transfer ledger, minute books, tax returns and records, and similar records having to do with such Seller’s organization, capitalization, or existence as a corporation; (ii) any and all rights of such Seller under this Agreement and the Transaction Documents; and (iii) the assets of such Seller set forth on Schedule 1.1(c).

“Financial Statements” is defined in Section 4.7(a)

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Order” or “Governmental Orders” means any law, statue, rule or regulation or judgment, order, writ, injunction or decree of any Government Authority.

“Government Authority” means any federal, foreign, state, county, or municipal (or other political subdivision) governmental or quasi governmental department, authority, commission, board, bureau, agency or instrumentality, or legislative authority, or federal, state, or local court or other authority performing judicial or quasi judicial functions.

“Governmental Authorization” means any consent, ratification, approval, authorization, license, waiver, registration or permit issued, granted, given, or otherwise made available by or under the authority of any Government Authority.

“Guarantee” means the Guaranty of the Subordinated Promissory Note by First American Corporation in favor of the Sellers pursuant to the Guarantee to be entered into by and among First American Corporation and the Sellers, in substantially the form of Exhibit C hereto.

“Hiatus Deductions” is defined in Section 2.5(d)(i).

“Horton” is defined in the introductory paragraph hereto.

“Horton Assets” is defined in the definition of Acquired Assets.

“Indemnified Party” is defined in Section 9.1

“Indemnifying Party” is defined in Section 9.5(a)

“Indemnity Period” is defined in Section 9.4(a).

“Independent Accounting Firm” is defined in Section 2.4(b).

“Insurance Policies” is defined in Section 4.10.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks (registered or unregistered), service marks, trade dress, logos, slogans, trade names, corporate names, Internet websites and domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, to the extent the foregoing meet the legal requirements of trade secrets and confidential information), (f) all other forms of intellectual property recognized under United States or other applicable law, (g) computer software, software libraries, computer code and source code, and (h) all copies and tangible embodiments of any and all of the foregoing (in whatever form or medium).

“IP Assignments” is defined in Section 3.2(a)(i)

“JC Trust” is defined in the introductory paragraph hereto.

“KC Trust” is defined in the introductory paragraph hereto.

“Knowledge” (a) when applied to any Seller means the actual personal knowledge of Mr. Cohen, Ms. Cohen, Beth Henricks, Timothy Lima, Elizabeth Weaver and Frank Kasper, and (b) when applied to any Shareholder, means the actual personal knowledge, of such Shareholder.

“Liability” and “Liabilities” with respect to any Person means any direct or indirect liability, indebtedness, guaranty, claim, loss, damage, deficiency, cost, expense, fine, penalty or obligation of such Person, whether known or unknown, absolute, direct or contingent, fixed or unfixed, choate or inchoate, liquidated or unliquidated, joint or several, due or to become due, vested or unvested, executory, determined, determinable, or otherwise, and whether the same is required to be accrued on the financial statements of such Person or not.

“Lien” or “Liens” means any mortgage, pledge, security interest, encumbrance, lien, charge, claim, option, right of first option or right of first refusal, of any kind whatsoever, or similar restriction.

“Loss” or “Losses” means, with respect to any Person, any damage, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid or incurred in connection with any Proceeding by any third party or Government Authority against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other loss and the investigation, defense or settlement of any of the foregoing.

“Material Agreement” is defined in Section 4.14.

“Material Adverse Effect” means either or both (a) a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), or results of operations of any of the Sellers, individually or taken as a whole, or (b) a material impairment of the right or ability of any of the Sellers to consummate the Contemplated Transactions.

“Material WOTC Change” is defined in Section 2.5(d)(vi).

“Minimum Working Capital” means $1,667,412.

“Most Recent Balance Sheet Date” is defined in Section 4.7(a)

“Ms. Cohen” is defined in the introductory paragraph hereto.

“Mr. Cohen” is defined in the introductory paragraph hereto.

“Negative Material Change” is defined in Section 2.5(e).

“NMWC Deduction Amount” is defined in Section 2.5(e)(ii).

“Non-Competition Agreements” is defined in Section 3.2(a)(vii).

“Notice Period” is defined in Section 9.5(a).

“NWCA Note” is defined in Section 2.4(e).

“Ordinary Course of Business” means the ordinary course of business consistent in nature, scope, and magnitude with the past custom and practice of the Sellers, taken as a whole, or any referenced Seller or Sellers, in each case, in the operation of their respective business.

“OSHA Asbestos Rule” is defined in Section 4.16(b).

“Other Documents” means, collectively the following: (i) the Convertible Subordinated Promissory Note, (ii) the Subordinated Promissory Note, (iii) the NWCA Note, (iv) the Guarantee, and (iv) any employment, consulting or other agreement entered into in connection with or pursuant to this Agreement.

“Parent” is defined in the introductory paragraph hereto.

“Parent Class A Common” means the Class A Common Stock, par value $.001 per share, of the Parent.

“Parent SEC Documents” is defined in Section 4.24(b).

“Permitted Liens” means (i) Liens set forth on Schedule 4.8, and (ii) Liens for ad valorem taxes not yet due and payable.

“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Government Authority.

“Plan Reports” is defined in Section 4.14(b).

“Proceeding” or “Proceedings” means any action, claim, arbitration, litigation, suit, mediation, alternative dispute resolution proceeding, investigation, prosecution, enforcement proceeding, audit, examination, review, hearing, or settlement negotiation, whether instituted by or against any Government Authority or any other Person.

“Purchase Price” is defined in Section 2.3 hereof.

“Purchaser” is defined in the introductory paragraph hereto.

“Purchaser Indemnified Party” is defined in Section 9.1.

“Purchaser Indemnity Period” is defined in Section 9.4(d).

“Real Property” is defined in Section 4.9(a) hereof.

“Release” shall have the meaning set forth in CERCLA.

“Renewal Date” is defined in Section 2.5(a).

“Restricted Agreement” is defined in Section 3.4.

“Retained Liabilities” means, with respect to each and every Seller, every Liability of such Seller that is not an Assumed Liability, including, without limitation, those Retained Liabilities enumerated on Schedule 1.1(d). The enumeration of any Retained Liability on Schedule 1.1(d) shall not limit the generality of the foregoing sentence.

“Securities Act” is defined in Section 4.5.

“Seller” is defined in the introductory paragraph hereto.

“Seller Parties” is defined in the introductory paragraph hereto.

“Seller Parties Representative” is defined in Section 10.14.

“Seller Party Indemnified Party” is defined in Section 9.3.

“SFC” is defined in the introductory paragraph hereto.

“SFC Assets” is defined in the definition of Acquired Assets.

“Shareholders” is defined in the introductory paragraph hereto.

“STEPS” is defined in the introductory paragraph hereto.

“STEPS Assets” is defined in the definition of Acquired Assets.

“Subordinated Promissory Note” means the subordinated promissory note, issued by the Parent to the Sellers in the principal amount of $11,000,000, amortizing monthly, payable over thirty six (36) months with an annual interest rate of five percent (5%), in substantially the form of Exhibit D hereto.

“Subordination Agreement” means the Subordination Agreement, to be entered into by and among Parent, Sellers, Shareholders and Bank of America, in substantially the form of Exhibit E hereto.

“Summary Balance Sheet” is defined in Section 4.7(a).

“Tangible Personal Property” means all equipment, vehicles, aircraft, inventory, systems, processes, methods, computers, hardware and equipment, software programming materials, furniture, office equipment, material and supplies, and other items of tangible personal property of every kind owned by each of the Sellers (wherever located and whether carried on such Seller’s books or not), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” or “Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means, collectively, this Agreement, the exhibits and schedules hereto, and the other documents and instruments to be executed in connection with the consummation of the Contemplated Transactions, including, without limitation the Bills of Sale, Assignment and Assumption Agreements, IP Assignments, WOTC Escrow Agreement, Subordination Agreement, Convertible Subordinated Promissory Note, Subordinated Promissory Note, Guarantee, Non-Competition Agreements, and Services Agreement, and all exhibits, schedules, attachments and appendices thereto.

“VSS” is defined in Section 4.19.

“Working Capital” is defined in Section 2.4(f).

“Working Capital Assets” is defined in Section 2.4(f).

“Working Capital Liabilities” is defined in Section 2.4(f).

“WOTC” is defined in Section 2.5(a).

“WOTC Recovery Project” means Sellers’ efforts to identify tax credits solely for the WOTC Recovery Project Clients based upon the retroactive application of IRS Revenue Ruling 2003-112 (the “WOTC Recovery Project Tax Credits”) to employees screened prior to January 1, 2004, as described in more detail on Schedule 1.1(f). No efforts of the Sellers that exceed the scope of the description set forth on Schedule 1.1(f) shall be deemed part of the WOTC Recovery Project.

“WOTC Recovery Project Clients” means only those customers identified on Schedule 1.1(f).

“WOTC Recovery Project Tax Credits” is defined in the definition of WOTC Recovery Project.

“WOTC/WtW Escrow Agreement” is defined in Section 2.5(a).

“WOTC/WtW Penalty Payment” is defined in Section 2.5(d)(ii).

“WOTC/WtW Similar Program” is defined in Section 2.5(a).

“WOTC/WtW Program” is defined in Section 2.5(a).

“WtW” is defined in Section 2.5(a).

“WtW Program” is defined in Section 2.5(a).

1.2.    Other Definitional and Interpretive Provisions.

(a) Unless otherwise defined herein, all terms in this Agreement shall have the defined meanings when used in any certificate, report or other document made or delivered pursuant hereto.

        (b) The words “hereof,” “herein,” “hereunder” and “hereto” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

        (c) All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural, and vice versa as the context may require.

        (d) The inclusion of any information on any schedule to this Agreement shall not be deemed to be an admission or acknowledgment by any Seller Party, in and of itself, himself or herself, that such information is required to be listed on such schedule or is material to or outside the Ordinary Course of Business of any Seller, as applicable.

        (e) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the schedules hereto is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

        (f) Wherever the words “include”, “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation”.

2.    PURCHASE AND SALE OF THE ACQUIRED ASSETS

2.1. Purchase and Sale of the Acquired Assets. On and subject to the terms and conditions set forth in this Agreement, Purchaser agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell, transfer, convey, assign and deliver to Purchaser at the Closing, free and clear of any and all Liens other than Permitted Liens, all of the Acquired Assets for the consideration set forth in Section 2.3 below. Notwithstanding the foregoing, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Acquired Assets unless the Purchaser expressly assumes that Liability in writing pursuant to Section 2.2(a).

2.2. Assumption of Assumed Liabilities by the Purchaser; Retention of Retained Liabilities by the Sellers.

        (a) On and subject to the terms and conditions of this Agreement, Purchaser agrees to assume and become responsible for at the Closing all Assumed Liabilities. No other Liabilities of any of the Sellers shall be assumed by Purchaser.

        (b) The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by the Seller Parties. In no event shall the Purchaser assume or become responsible for any of the Retained Liabilities.

2.3. Purchase Price. The aggregate consideration for the purchase of the Acquired Assets shall be (a) THIRTY MILLION US DOLLARS ($30,000,000), plus or minus the aggregate amount of any adjustments pursuant to Section 2.4(e) below (the “Adjustment

Amount”), which shall be delivered to the Sellers in the manner set forth in Section 3.2(b) and be comprised of the following (i) FOURTEEN MILLION US DOLLARS ($14,000,000 US) in cash, (ii) ELEVEN MILLION US DOLLARS ($11,000,000 US) in the form of the Subordinated Promissory Note, and (iii) FIVE MILLION US DOLLARS ($5,000,000) in the form of the Convertible Subordinated Promissory Note (collectively, the “Purchase Price”); (b) the assumption of the Assumed Liabilities by the Purchaser, and (c) the obtaining by the Purchaser of the Guarantee.

2.4. Purchase Price Adjustment.

        (a) As soon as reasonably practicable following the Closing Date, and in no event more than 90 days after the Closing Date, Purchaser, at its expense, shall prepare and deliver to Sellers, a statement of Working Capital (as defined in Section 2.4(f) below) as of the Closing Date, which provides reasonable detail with respect to the various components thereof (the “Closing Statement”) and is prepared in accordance with Sections 2.4(f) and 2.4(g) below.

        (b) Within thirty (30) days after receipt of the Closing Statement, Sellers will deliver to Purchaser a written statement describing its questions or objections (if any) to the Closing Statement. If Sellers do not raise any questions or objections within such period, the Working Capital as set forth on the Closing Statement will become final and binding upon all of the parties. If Sellers do raise any such questions or objections, Purchaser, Sellers and their respective accountants shall attempt in good faith to resolve such matters within 30 days after receipt of the same by Purchaser, and if unable to do so, Purchaser and Sellers shall refer all remaining disputes concerning the Closing Statement to a mutually agreeable nationally recognized independent accounting firm (the “Independent Accounting Firm”) which shall be instructed to resolve such disputes within 30 days after the referral of such disputes to such firm or as soon as reasonably practicable thereafter. Purchaser and Sellers will make available to the Independent Accounting Firm at reasonable times and upon reasonable notice at any time during the pendency of any dispute under this Section 2.4(b), the work papers, back-up materials and any other relevant information used in preparing the Closing Statement, as the case may be. Purchaser and Sellers shall have the right to meet jointly with the Independent Accounting Firm during this period and to present their respective positions. The Independent Accounting Firm shall act as experts and not as arbitrators, and shall make its determination only on evidence brought to it by the parties, and shall not conduct an audit. The determination of Working Capital by the Independent Accounting Firm shall be set forth in writing and will be conclusive and binding upon the parties.

        (c) Sellers and their accountants and other representatives will be provided, from and after the Closing, with access to any material used by the Purchaser to prepare the Closing Statement and any other materials that are part of the Acquired Assets reasonably deemed necessary by the Sellers in evaluating the Closing Statement and the determination of Working Capital, which access will be provided upon reasonable notice, during normal business hours and at the principal offices of the Purchaser during the evaluation of the Closing Statement by Sellers or the pendency of any dispute under Section 2.4(b) above. Until any such dispute is resolved, Purchaser will keep the materials deemed necessary by the Sellers to analyze the Closing Statement and Working Capital in the principal business office of Purchaser or, if such office is moved, in a location reasonably convenient to Sellers (or in the offices of the Independent Accounting Firm).

    1(d) The fees and expenses of the Independent Accounting Firm associated with resolving disputes concerning the Closing Statement shall be borne by the party (the Sellers, on the one hand, or the Purchaser, on the other hand) against which the Independent Accounting Firm shall rule, or allocated as deemed appropriate by such Independent Accounting Firm.

        (e) If Working Capital, as finally determined in accordance with Sections 2.4(a) and 2.4(b), exceeds the Minimum Working Capital, then such excess, up to a maximum of Three Hundred and Fifty Thousand U.S. Dollars (U.S.$350,000), shall be promptly paid to the Sellers, in the same proportion as the Subordinated Promissory Note is to be paid to Sellers as provided under Section 3.2(b), in the form of a promissory note (“NWCA Note”) in the principal amount of such excess in substantially the same form as the Subordinated Promissory Note, except that the NWCA Note shall not be subject to Section 2.5 or Section 9. If Working Capital, as finally determined in accordance with Sections 2.4(a) and 2.4(b), is less than the Minimum Working Capital, then the principal amount outstanding under the Subordinated Promissory Note shall, automatically and without any further action by the Sellers, Shareholders, Parent or Purchaser, be reduced by the amount by which the Final Working Capital is less than the Minimum Working Capital and any accrued or amortized interest attributable to such amount shall be eliminated.

        (f) As used in this Section 2.4 the following terms shall have the meanings set forth below:

                “Working Capital” means an amount equal to the Working Capital Assets minus the Working Capital Liabilities, as of the close of business on the Closing Date.

                “Working Capital Assets” means the current assets of the Sellers as of the close of business on the Closing Date, including, without limitation, the following: (i) all line items set forth on the Summary Balance Sheet under “Current Assets”; (ii) all deposits and prepaid expenses (but only to the extent that Purchaser will obtain the benefit thereof); and (iii) accounts receivable. Working Capital Assets shall not include any assets that are not part of the Acquired Assets.

                “Working Capital Liabilities” means the current liabilities of the Sellers as of the close of business on the Closing Date, including, without limitation, (i) all line items set forth on the Summary Balance Sheet under “Current Liabilities”; (ii) accounts payable; and (iii) accrued expenses. Working Capital Liabilities shall not include any liabilities that are not Assumed Liabilities.

        (g) Working Capital, Working Capital Assets and Working Capital Liabilities shall be determined on a combined basis in accordance with GAAP.

2.5. WOTC Program Renewal.

        (a) Acknowledgment. The parties acknowledge and agree that the Work Opportunity Tax Credit (the “WOTC Program”) authorized by the Small Business Job

Protection Act of 1996 and reauthorized by the Job Creation and Worker Assistance Act of 2002 and the Welfare to Work Program (the “WtW Program” and together with the WOTC Program the “WOTC/WtW Program”) have not, as of the date of this Agreement, been renewed by the United States government, and that the timing of the renewal, termination or modification of these programs may affect the value of the Acquired Assets. Accordingly, the parties desire to enter into an escrow arrangement (the “WOTC/WtW Escrow Agreement”) by which the parties can allocate the consequences of (i) the renewal or non-renewal of the WOTC/WtW Program, (ii) the timing or retroactive application of any such renewal, and (iii) the enactment of a tax credit program similar to the WOTC/WtW Program but with any one of the following changes: (1) a decrease in the categories of job seekers or number of eligible job seekers; (2) a decrease in the current maximum tax credit amounts available; (3) a decrease in the Work Opportunity Tax Credit (“WOTC”) current wage cap of $6,000 and Welfare to Work (“WtW”) wage cap of $10,000; (4) an increase in the number of hours required to be worked to obtain a WOTC/WtW tax credit; (5) a decrease in the mandated percent of wages paid within one year of hire to derive the value of the credit; or (6) certain other changes as set forth in Section 2.5(e) (a “WOTC/WtW Similar Program”). The WOTC/WtW Escrow Agreement shall be in substantially the form attached hereto as Exhibit B (or such other form as the parties shall mutually agree upon with the escrow agent thereunder), and pursuant to its terms, the parties shall at Closing deposit into escrow the Subordinated Promissory Note and $3,000,000 in principal amount of the Convertible Subordinated Promissory Note (“$3,000,000 Note”) (such notes, collectively, and with any and all proceeds thereof, the “Escrow Assets”). As used herein, the term “Renewal Date” shall mean the date a WOTC/WtW Program has been renewed and enacted, or the date a WOTC/WtW Similar Program has been renewed and enacted, but in no event later than December 31, 2005. Any release of Escrow Assets to the Sellers as described in this Section 2.5 shall be in the same proportion provided under Section 3.2(b).

        (b) WOTC/WtW Program Renewal by March 31, 2005

                (i) With Retroactive Effect to May 1, 2004 or Earlier. If the Renewal Date occurs on or prior to March 31, 2005 and the WOTC/WtW Program is retroactive to May 1, 2004 or earlier, the Escrow Assets shall be released to the Sellers as soon as reasonably practical and in accordance the WOTC/WtW Escrow Agreement; provided, however, if a WOTC/WtW Similar Program is enacted on or prior to March 31, 2005, only Two-Thirds (2/3) of the Escrow Assets shall be released to Sellers and the other One-Third (1/3) of the Escrow Assets shall remain in escrow and be adjusted in accordance with Section 2.5(e), if required by its terms.

                    (ii) Not Retroactive to May 1, 2004 or Earlier. If the Renewal Date occurs on or prior to March 31, 2005 and the WOTC/WtW Program is not retroactive to May 1, 2004 or earlier, the Escrow Assets will be adjusted pursuant to Section 2.5(d)(ii) below; provided, however, if a WOTC/WtW Similar Program is enacted on or prior to March 31, 2005 and is not retroactive to May 1, 2004 or earlier, the Escrow Assets will be adjusted pursuant to Section 2.5(d)(ii) below. Immediately thereafter, Two-Thirds (2/3) of the Escrow Assets shall be released to Sellers and the other One-Third (1/3) of the Escrow Assets shall remain in escrow and be adjusted in accordance with Section 2.5(e), if required by its terms.

        (c) Renewal Date After March 31, 2005 But Before December 31, 2005. If the Renewal Date of a WOTC/WtW Program occurs after March 31, 2005 but prior to December

31, 2005, the Escrow Assets shall be adjusted in accordance with Section 2.5(d)(i) and released to the Sellers; provided, however, if a WOTC/WtW Similar Program is enacted after March 31, 2005 but prior to December 31, 2005, the Escrow Assets shall be adjusted in accordance with Section 2.5(d)(i). Immediately thereafter, Two-Thirds (2/3) of the Escrow Assets shall be released to Sellers and the other One-Third (1/3) of the Escrow Assets shall be adjusted by Section 2.5(e), if required by its terms.

        (d) Adjustment of Escrow Assets. The Escrow Assets shall be adjusted as follows:

                (i) Hiatus Deductions. Hiatus Deductions shall apply if a WOTC/WtW Program or WOTC/WtW Similar Program has a Renewal Date after March 31, 2005 but prior to December 31, 2005. In such cases, from March 31, 2005, Purchaser shall be permitted to reduce the principal amount of the Escrow Assets by $150,000 per month through the Renewal Date, but prorated per day in the event the Renewal Date occurs before the end of any given month. (“Hiatus Deductions”). The monthly Hiatus Deductions shall be cumulative and shall be applied until the Renewal Date; and

                (ii) WOTC/WtW Penalty Payment. A WOTC/WtW Penalty Payment shall apply if a WOTC/WtW Program or WOTC/WtW Similar Program is not retroactive to May 1, 2004. In such cases, the Purchaser shall be permitted from May 1, 2004 to the Retroactive Date to reduce the principal amount of the Escrow Assets by an amount equal to Seven Hundred Thousand U.S. Dollars (US$700,000) per month, but prorated per day in the event the Renewal Date occurs before the end of any given month less the total of any Hiatus Deductions (“WOTC Penalty Payment”). The WOTC/WtW Penalty Payment shall be cumulative.

                (iii) Maximum Adjustment. Adjustments resulting from Hiatus Deductions and WOTC/WtW Penalty Payments are subject to the limitations set forth in Section 2.5(g)(i) below.

        (e) WOTC/WtW Similar Program Adjustments. If a WOTC/WtW Similar Program is renewed and enacted on or before the Renewal Date, the parties to this Agreement shall endeavor to determine in good faith whether the differences in the WOTC/WtW Similar Program and the WOTC/WtW Program (as enacted for fiscal year 2003) have resulted in a Negative Material Change. A “Negative Material Change” shall be deemed to have occurred if any one of the following applies:

        (1) a change in eligibility rules that results in a decrease in the categories of job seekers or the number of eligible job seekers in such category and any other legislative change in eligibility that results in a decrease in the number of eligible job seekers;

        (2) the maximum WOTC tax credit of $2,400 shall have decreased;

        (3) the minimum level of hours worked required to be eligible shall have increased;

        (4) the components used to derive the WOTC tax credit shall have changed from 25% of wages for the first 120-399 hours worked, and 40 percent of wages for 400+ hours worked (up to the maximum credit of $2,400) in a manner to reduce the value of the credit;

        (5) the number of hours required a job seeker must work to obtain a WOTC tax credit shall have increased;

        (6) the maximum WtW tax credit shall have decreased from $8,500 over a two-year employment period;

        (7) the period of time an employee must work to be eligible for WtW shall have increased from six months;

        (8) the components used to derive the WtW tax credit shall have changed from 35% of the first $10,000 in wages for the first year of employment and 50% of the first $10,000 in wages for the second year of employment (up to a maximum credit of $8,500 over the two years); or

        (9) any legislative change other as set forth in (1)-(8) above that is reasonably expected to result in a greater than 10% reduction in revenues attributable to the WOTC/WtW Similar Program in the 12 month period following such change as compared to the revenues for the WOTC/WtW Program in calendar year 2003.

                (i) The parties to the Agreement shall have six months from the Renewal Date to determine, in good faith, whether a Negative Material Change shall have occurred, except in the case of Section 2.5(e)(1) above, in which case the parties shall have twelve months from the Renewal Date to so determine.

                (ii) Upon the determination that a Negative Material Change has not occurred, the Escrow Assets shall be released to Sellers, subject to any adjustments provided for in Section 2.5(d) above. Upon the determination that a Negative Material Change has occurred, the parties shall in good faith determine the amount by which the Escrow Assets shall be decreased (the “NMWC Deduction Amount”). In the event the One-Third Escrow Assets shall not be sufficient to permit the full application of the NMWC Deduction Amount, the parties agree that such excess portion of the NMWC Deduction Amount shall be deducted from the Escrow Assets previously released to the Sellers, pursuant to Section 2.5(b)(i), in the proportional amounts provided under Section 3.2(b).

                (iii) If the parties are unable to reach agreement as to whether a Negative Material Change has occurred or as to the NMWC Deduction Amount within six (6) months of the Renewal Date of a WOTC/WtW Similar Program (or within twelve (12) months of such Renewal Date as provided in Section 2.5(e)(i) above), the parties shall submit the dispute to binding arbitration in Washington, DC in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. During the pendency of any such dispute, but in no event later than six (6) months from the Renewal Date (or no later than twelve (12) months plus ten (10) days from the Renewal Date) with respect to Section 2.5(e)(1)), the parties hereto agree that the Escrow Assets shall remain in escrow with the Escrow Agent and that Purchaser and Parent shall have no obligation to pay Sellers any amounts, including principal or interest, that may be due under the Subordinated Promissory Note; provided, however, principal, interest and any other required amounts under the Subordinated Promissory Note shall accrue; and

        (f) No Renewal Event. In the event the Renewal Date is after December 31, 2005, all Escrow Assets shall be forfeited by the Sellers and released to Parent in accordance with the terms of the WOTC/WtW Escrow Agreement.

        (g) Limitations and Application of Adjustments.

                (i) Notwithstanding anything herein to the contrary, except as set forth in Section 2.5(f) above, in no event shall the aggregate of all of the Hiatus Deductions, WOTC/WtW Penalty Payment and the NMWC Deduction, exceed Nine Million U.S. Dollars (US$9,000,000.00).

                (ii) The application of any one or more of the Hiatus Deductions, WOTC Penalty/WtW Penalty Payment or NMWC Deduction shall be accomplished by reducing the principal amount of the Subordinated Promissory Note, or portion thereof, effective as of the issue date of such note.

        (h) Instructions to Escrow Agent; Disputes. The parties hereto agree to promptly issue joint written instructions to the Escrow Agent as to the release or disbursement of any of the Escrow Assets pursuant to the terms of Sections 2.5(a) through 2.5(g).

3.    CLOSING

3.1. Closing. The closing of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place on the date hereof in accordance with the terms and conditions of this Agreement and at a location mutually agreed to by the parties.

3.2. Closing Deliveries. At the Closing, the parties hereto shall each deliver to the designated party or parties the documents and other items listed below. Except as otherwise provided herein, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor document deemed executed or delivered until all have been taken, delivered and executed.

        (a) Deliveries by the Seller Parties. At or prior to the Closing, the Sellers and Shareholders, as the case may be, shall deliver or cause to be delivered the following documents and items to the Purchaser:

                (i) Bills of Sale and Assignments. Each Seller shall execute and deliver (A) a bill of sale for all of the Acquired Assets that are Tangible Personal Property, in substantially the form of Exhibit F (collectively, the “Bills of Sale”), (B) assignments of all Acquired Assets that are intangible personal property (including the Assigned Agreements), which shall also contain the Purchaser’s undertaking and assumption of the Assumed Liabilities, in substantially the form of Exhibit G (the “Assignment and Assumption Agreements”), (C) assignments of all Intellectual Property and separate assignments of all registered marks, patents and copyrights in substantially the form of Exhibit H (the “IP Assignments”), and (D) such other deeds, bills of sale, assignments, documents, certificates of title, endorsements, and other good and sufficient instruments of conveyance, in form and substance reasonably satisfactory to the Purchaser, sufficient to sell, convey and assign all of the Acquired Assets to the Purchaser.

                (ii) Secretary’s Certificates. Each Seller shall execute and deliver to the Purchaser a certificate of its Secretary dated the Closing Date and certifying (i) that correct and complete copies of its articles of incorporation and bylaws are attached thereto, (ii) that correct and complete copies of each resolution of its board of directors and shareholders approving the Agreement and the other Transaction Documents to which it is a party and authorizing the execution hereof and thereof and the consummation of the Contemplated Transactions are attached thereto and (iii) the incumbency and signatures of the officers of the Seller authorized to execute and deliver this Agreement and the other Transaction Documents to which the Seller is a party on behalf of the Seller.

                (iii) Consents and Approvals. The Sellers shall deliver to the Purchaser copies of all approvals, consents, licenses, permits, orders, ratifications, waivers or authorizations identified on Schedule 3.2(a)(iii) hereto, all of which shall be in full force and effect.

                (iv) [Reserved]

                (v) Guarantee. Each Seller shall execute and deliver the Guarantee to First American Corporation.

                (vi) Subordination Agreement. Each Seller and Shareholder shall execute and deliver the Subordination Agreement to the Parent and Bank of America.

                (vii) Non-Competition Agreements. Each of the Sellers and the Shareholders shall execute and deliver to the Purchaser Non-Competition Agreements, in substantially the form of Exhibit I hereto (the “Non-Competition Agreements”).

                (viii) Termination of Employee Benefit Plans. The Sellers shall deliver to the Purchaser evidence of the termination or expected termination of all Employee Benefit Plans reasonably satisfactory in form and substance to the Purchaser, subject to Section 7.7.

                (ix) Release of Liens. The Sellers shall deliver to the Purchaser evidence reasonably satisfactory in form and substance to the Purchaser that any and all Liens, other than Permitted Liens, on the Acquired Assets have been satisfied and released.

                (x) Consents and Estoppels. Notwithstanding Section 3.4 or any other provision in this Agreement to the contrary, the Sellers shall deliver to the Purchaser irrevocable consents to the assignment to the Purchaser by the Sellers of the leases with respect to the Sellers’ leased office space and other premises located at 8945 North Meridian Street, Suite 200, Indianapolis, Indiana 46260 and 50 East 91st Street, Suites 305 and 318, Indianapolis, Indiana 46240, each as amended, which consents shall (A) be duly executed by the landlords under such leases and any other party necessary for the effectiveness of such consents, (B) contain estoppel provisions, and (C) be in full force and effect as of the Closing, each in form and substance reasonably satisfactory to the Purchaser.

                (xi) Name Changes. The Sellers shall deliver to the Purchaser proof of their due filing of all necessary documents to change their legal and d/b/a names, effective as of the Closing, as follows: (A) CIC to KJB, Inc., (B) STEPS to New S, Inc., (C) SFC to New SC, Inc., and (D) Horton to New H Company.

                (xii) Termination of Option to Purchase. Mr. Cohen shall execute and deliver a Termination of Option to Purchase, terminating in all respects the Option to Purchase dated as of October 1, 1989, by and between Mr. Cohen and Horton.

                 (xiii) Further Assurances. The Sellers and the Shareholders shall deliver such other documents, instruments and information, and execute and deliver such other documents, agreements and instruments, as shall be reasonably requested by the Purchaser or the Parent to give effect to the Contemplated Transactions.

                (xiv) WOTC Escrow Agreement. Each Seller and Shareholder shall execute and deliver the WOTC Escrow Agreement to the Purchaser and Parent.

                (xv) Proof of Good Standing. The Sellers shall deliver to the Purchaser proof of each Seller’s good standing in the jurisdiction of its incorporation and each jurisdiction in which such Seller is qualified to conduct business, in form and substance reasonably satisfactory to the Purchaser.

        (b) Deliveries by the Purchaser and Parent. At or prior to the Closing, the Purchaser or the Parent, as the case may be, shall deliver the following to the Sellers or the other Persons as required below:

                (i) Purchase Price.

                        (A) The Purchaser shall deliver directly to the Sellers FOURTEEN MILLION US DOLLARS ($14,000,000 US) by wire transfer of immediately available funds to an account or accounts specified in writing by the Sellers prior to the Closing, in such amount with respect to each Seller as shall be set forth on Schedule 3.2(b) hereto;

                        (B) The Parent shall deliver to the Escrow Agent the Subordinated Promissory Note, in the principal amount of ELEVEN MILLION US DOLLARS ($11,000,000 US) and in such amount with respect to each Seller as shall be set forth on Schedule 3.2(b) hereto; and

                        (C) The Parent shall deliver to the Escrow Agent the $3,000,000 Note and two million dollars ($2,000,000.00) principal amount of the Convertible Subordinated Promissory Note, in such amount with respect to each Seller as shall be set forth on Schedule 3.2(b) hereto.

                (ii) Assignment and Assumption Agreements. The Purchaser shall execute and deliver to the Sellers (i) the Assignment and Assumption Agreements, and (ii) other good and sufficient instruments, in form and substance reasonably satisfactory to the Sellers, sufficient to effect the assumption by the Purchaser of the Assumed Liabilities.

                (iii) Guarantee. The Parent shall cause First American Corporation to execute and deliver the Guarantee to the Sellers.

                (iv) [Reserved]

                (v) Secretary’s Certificate. Purchaser and Parent shall each execute and deliver to each Seller a certificate of its Secretary dated the Closing Date and certifying (i) that correct and complete copies of its respective articles or certificate of incorporation (as applicable) and bylaws are attached thereto, (ii) that correct and complete copies of each resolution of its board of directors approving the Agreement and the other Transaction Documents to which it is a party and authorizing the execution hereof and thereof and the consummation of the Contemplated Transactions are attached thereto, and (iii) the incumbency and signatures of the officers of the Purchaser authorized to execute and deliver this Agreement and the other Transaction Documents to which the Purchaser is a party on behalf of the Purchaser;

                (vi) Non-Competition Agreements. The Purchaser shall execute and deliver the Non-Competition Agreements to the Sellers and the Shareholders.

                (vii) Subordination Agreement. The Parent shall execute and deliver the Subordination Agreement to the Sellers, the Shareholders and Bank of America.

                (viii) Further Assurances. The Purchaser shall deliver such other documents, instruments and information, and execute and deliver such other documents, agreements and instruments, as shall be reasonably requested by the Sellers to give effect to the Contemplated Transactions.

                (ix) Consents and Approvals. The Purchaser and Parent shall deliver to the Seller Parties copies of all consent and waivers identified in Schedule 3.2(b)(ix) hereto all of which shall be in force and effect.

                (x) Employment Agreements. The Purchaser shall execute and deliver employment agreements with each of Beth Henricks and Timothy O. Lima, in form and substance acceptable to the Sellers.

                (xi) WOTC Escrow Agreement. The Purchaser and Parent shall execute and deliver the WOTC Escrow Agreement to the Seller Parties.

3.3. Allocation of Purchase Price to Acquired Assets. The Purchase Price (and all other capitalizable costs) shall be allocated among the Acquired Assets in the manner set forth on Schedule 3.3 (“Allocation Statement”). For the purchase of each of the CIC Assets, STEPS Assets, SFC Assets and Horton Asset, Purchaser shall prepare Internal Revenue Service Form 8594 under Section 1060 of the Code based on the Allocation Statement and deliver such Form to each Seller, as applicable, within sixty (60) days after the date of this Agreement. The Purchaser and each Seller, as applicable, agree to file such Form with each relevant taxing authority. The Purchaser and the Sellers respectively agree to file all income, franchise and other tax returns, and execute such other documents as may be required by any taxing authority, in a manner consistent with the Allocation Statement and such applicable Form and to refrain from taking any position inconsistent with such applicable Form or Allocation Statement with any taxing authority unless otherwise required by applicable law or regulation.

3.4. Non-Assignability of Certain Acquired Assets. To the extent that any Assigned Agreement which would otherwise be an Acquired Asset, is not capable of being sold, conveyed, assigned, transferred or delivered without any approval, consent, license, permit, order, ratification, waiver or authorization (“Consent”) of any Persons or Government Authority other than Purchaser, Parent or any of the Seller Parties, and such Consent of such Person or Government Authority is not obtained prior to the Closing or if such sale, conveyance, assignment, transfer or delivery would constitute a breach or termination right thereof or violation of any Applicable Law, neither this Agreement nor any of the Transaction Documents shall constitute a sale, conveyance, assignment, transfer or delivery thereof. Any such Assigned Agreement shall be referred to herein as a “Restricted Agreement”. Each of the Seller Parties shall use their best efforts, to obtain all such Consents as promptly as practicable, and the Parent and the Purchaser shall reasonably cooperate with the Seller Parties. Pending the obtaining of such Consents, each of the Purchaser, Parent and Seller Parties will cooperate to effect a reasonable and mutually agreeable arrangement under which the Purchaser (a) is provided with all of the benefits of the use of, and rights arising out of, such Restricted Agreement, and (b) assumes the Assumed Liabilities with respect to such Restricted Agreement, in each case to the same extent as if such Restricted Agreement had been sold, conveyed, assigned, transferred and delivered to the Purchaser at Closing. As soon as practicable after such Consents have been obtained, or are no longer required, each of the Sellers shall sell, convey, assign, transfer and deliver such Restricted Agreement to the Purchaser for no additional consideration, and the Purchaser shall assume any Assumed Liabilities under or with respect to such Restricted Agreement pursuant to a special purpose assignment and assumption agreement similar in form and terms to the Assignment and Assumption Agreements (which shall be prepared, executed and delivered at such time, at no additional cost to the Purchaser or Parent other than fees and expenses of counsel to the Purchaser and/or Parent). Nothing in this Section 3.4 shall affect the obligations of the Sellers under Section 3.2(a)(x).

4.    REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

To induce the Purchaser and Parent to enter into this Agreement and consummate the Contemplated Transactions, each of the Seller Parties hereby jointly and severally represents and warrants to the Purchaser and the Parent as follows:

4.1. Organization and Qualification. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Each of the Sellers has all requisite corporate power and authority to own, lease and operate its respective properties, to conduct its respective businesses in the manner where now conducted and to perform its obligations under the Assumed Contracts and each of them is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its respective properties and assets or the conduct of its respective businesses requires them to be so licensed or qualified, except where the failure to be licensed or qualified to do business would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 4.1 hereto sets forth a list of each jurisdiction in which each Seller is licensed or qualified to do business as a foreign corporation or has filed to be so licensed or qualified.

4.2. Authority; Enforceability. Each Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations under this Agreement and each such Transaction Document, and to consummate the Contemplated Transactions. The execution, delivery and performance by each Seller of this Agreement and each Transaction Document to which it is a party and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on the part of such Seller. This Agreement and each such Transaction Document to which such Seller is a party is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with the terms hereof and thereof, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

4.3 Noncontravention

(a) Except as set forth on Schedule 4.3(a) hereto, neither the execution, delivery or performance by each Seller of this Agreement or any Transaction Document to which it is a party, nor the consummation by such Seller of the Contemplated Transactions, nor compliance by such Seller with any of the provisions hereof or thereof will, with or without the passage of time or the giving of notice or both: (i) violate any Governmental Order applicable to such Seller, its assets or properties or any Shareholder; (ii) result in the breach of, constitute a default under, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify any agreement to which such Seller is a party or by which such Seller or its properties may be bound or affected; (iii) breach (A) any provision of any of the articles or certificate of incorporation or bylaws, each as amended, of such Seller or (B) any resolution adopted by the board of directors or the shareholders of such Seller; (iv) contravene, conflict with, or result in a violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by such Seller or that otherwise relates to the Acquired Assets or to the business of such Seller; (v) cause the Purchaser or Parent to become subject to, or to become liable for the payment of, any Tax; (vi) result in the imposition or creation of any Lien upon or with respect to any of the Acquired Assets; (vii) result in any shareholder of such Seller having the right to exercise dissenters’ appraisal rights; or (viii) result in any Governmental Authority or other Person having the right to challenge any of the Contemplated Transactions.

(b) Except as set forth in Schedule 4.3(b), none of the Sellers or Shareholders is required to give any notice to or obtain any approval, consent, license, permit, order, ratification, waiver or authorization from any Person in connection with the execution and delivery of this Agreement or any of the other Transaction Documents or the consummation or performance of any of the Contemplated Transactions.

4.4 Investments in Other Persons. Except as set forth in Schedule 4.4, no Seller has any direct or indirect ownership interest in any other corporation, limited liability company, partnership, joint venture, firm, trust, association, business enterprise or other entity or organization.

4.5 Capitalization of Sellers. The authorized capital stock of CIC, STEPS and SFC consists solely of 1,000, 1,000 and 100 shares of common stock, respectively, of which 100, 1,000 and 100 shares, respectively, are issued and outstanding, and held of record respectively by Mr. Cohen, Ms. Cohen and Ms. Cohen. The authorized capital of Horton consists solely of 1,000 shares of common stock of which 100 shares are issued and outstanding and held of record as follows: the JC Trust – 33 shares; the BC Trust – 33.5 shares; and the KC Trust – 33.5 shares. The Shareholders are, and will immediately prior to the Closing be, the record and beneficial owners and holders of the shares represented and warranted to be owned by each of them in the two immediately preceding sentences, with the full power, authority and legal capacity to vote, transfer and dispose of such shares and exercise any and all other rights and benefits incident to the ownership thereof, free and clear of all Liens. As of the Closing, the shares owned by the Shareholders (as set forth in the first two sentences of this Section 4.5) will constitute all of the issued and outstanding capital stock and equity securities of the Sellers. All of such issued and outstanding shares of capital stock (a) are duly authorized, validly issued, fully paid and nonassessable, and (b) were not issued in violation or breach of (i) the preemptive rights of any Person, (ii) the Securities Act of 1933, as amended (the “Securities Act”), (iii) any state securities or “Blue Sky” law, or (iv) any other legal or contractual requirement. There are no agreements, contracts, commitments or understandings among the Shareholders or between any Shareholder and any other Person with respect to the voting, sale or other disposition, or any other matter relating to, capital stock of any of the Sellers.

4.6 Rights; Warrants or Options; Dividends. Except as specified in Schedule 4.6, there are no (a) outstanding subscriptions, warrants, options, puts, calls or other commitments, arrangements, agreements or rights of any kind to purchase or otherwise acquire, receive or be issued, or securities or obligations of any kind convertible into or exercisable or exchangeable for, any shares of capital stock or any other security of any Seller, (b) outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to any Seller, or (c) voting debt, voting agreements, proxies, veto rights, consent rights, board observer rights or other rights with respect to the voting of any capital stock of any of the Sellers or the approval by any of the Sellers or the Shareholders of the Contemplated Transactions, or any commitment, arrangement or agreement which may obligate any of the Sellers or the Shareholders to issue, grant or agree to any such instruments or rights.

4.7 Financial Statements; Undisclosed Liabilities; Books and Records

.

(a) The Sellers have delivered to the Purchaser copies of the combined balance sheets of the Sellers at December 31, 2002 (audited) and pro-forma December 31, 2003 (unaudited) (the “Most Recent Balance Sheet Date”) and the related statements of income, cash flows and changes in shareholders equity, for the year ended December 31, 2002 (audited) (the “2002 Financial Statements”), including, in the case of the 2002 Financial Statements, the notes thereto, together with the report of the Sellers’ independent certified public accountants with respect to the 2002 Financial Statements (all of the foregoing being collectively referred to herein as the “Financial Statements”, and the December 31, 2003 unaudited balance sheet being referred to herein as the “Summary Balance Sheet”). The 2002 Financial Statements present fairly the combined financial condition of the Sellers, their results of operations, shareholders’ equity, changes in shareholders equity and cash flows as at the dates thereof and for the respective periods then ended and have been prepared in accordance with GAAP applied consistently throughout the aggregate of the periods covered by the 2002 Financial Statements. The Summary Balance Sheet presents fairly the combined financial condition of the Sellers as of the Most Recent Balance Sheet Date and has been prepared in accordance with GAAP consistently applied. The application of GAAP in the preparation of both the 2002 Financial Statements and the Summary Balance Sheet was consistent throughout the aggregate of the periods covered thereby. Except as and to the extent reflected in the Summary Balance Sheet, or Schedule 4.7 hereto, the Sellers do not have any Liabilities of any nature, other than accounts payable, accrued payroll and vacation and contractual obligations incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date.

(b) The books of account and other financial records of each of the Sellers, all of which have been made available to Purchaser, are complete and correct, represent accurate reflections of each Seller’s assets and liabilities and actual, bona fide transactions.

(c) Working capital (unaudited) as of the Most Recent Balance Sheet Date was $1,667,412. Since the Most Recent Balance Sheet Date, the Sellers (i) have not taken any action not in the Ordinary Course of Business that has increased or decreased, or may reasonably be expected to increase or decrease, the Sellers’ working capital, and (ii) have not failed to take any action in the Ordinary Course of Business has increased or decreased, or may reasonably be expected to increase or decrease, the Sellers’ working capital.

4.8 Tangible Personal Property; Sufficiency of Assets

(a) Except as set forth on Schedule 4.8(a) hereto: (a) CIC has good, valid and assignable title to, or valid leasehold interests in, all of the CIC Assets, in each case free and clear of any Liens, other than Permitted Liens; (b) STEPS has good, valid and assignable title to, or valid leasehold interests in, all of the STEPS Assets, in each case free and clear of any Liens, other than Permitted Liens; (c) SFC has good, valid and assignable title to, or valid leasehold interests in, all of the SFC Assets, in each case free and clear of any Liens, other than Permitted Liens; and (d) Horton has good, valid and assignable title to, or valid leasehold interests in, all of the Horton Assets, in each case free and clear of any Liens, other than Permitted Liens.

(b) Each material item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business, and, to the Knowledge of the Sellers, is free from latent and patent defects. The Acquired Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Sellers’ businesses in the Ordinary Course of Business.

4.9 Real Property.

(a) None of the Sellers owns any real property. Schedule 4.9 hereto sets forth a list and reasonable description of all real property leased, subleased or otherwise occupied by any of the Sellers (collectively, the “Real Property”), indicating the nature of their respective interests therein and identifying any agreements, instruments or other documents pursuant to which those interests arise. Each of the Sellers has a valid leasehold interest in all leases of Real Property which such Seller leases or purports to lease, free and clear of any Liens, other than Permitted Liens. To the Knowledge of the Sellers, there are no pending condemnation, expropriation, eminent domain or similar proceedings affecting all or any portion of such Real Property. None of the Sellers sub-leases any of the Real Property, and none of the Sellers is party to any agreement, commitment, undertaking, option or arrangement by which any Person other than a Seller uses or occupies or has the right to use or occupy any part of the Real Property.

(b) All of the Real Property leases under which the Sellers are operating are valid, subsisting and in full force and effect, no notice of termination has been received by any Seller with respect thereto and there are no existing defaults, or events which with the passage of time or the giving of notice, or both, would constitute defaults by any of the Sellers thereunder or by any other party thereto, except for (i) such defaults and events as to which requisite waivers or consents have been obtained, and (ii) defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) Use of the Real Property in the Ordinary Course of Business is permitted under all health and safety codes and the applicable leases thereof and, to the Knowledge of Sellers, all applicable zoning requirements.

4.10 Insurance. Schedule 4.10 hereto sets forth (a) a list of all insurance policies currently in effect which are owned or held by any of the Sellers (the “Insurance Policies”), (b) a description of any self-insurance arrangement by or affecting any of the Sellers (including any reserves established thereunder), and (c) a description of any pending claims or Losses (including the basis and status thereof) under any of the foregoing. The Sellers have delivered to the Purchaser accurate and complete copies of all of the Insurance Policies. The Insurance Policies are in full force and effect and all premiums due and payable in respect thereof have been paid, except to the extent set forth on Schedule 4.10. Since the respective dates of such policies, no notice of cancellation or nonrenewal with respect to any such policy has been received by any of the Sellers. Each of the Sellers has all insurance policies and bonds required by Applicable Law or pursuant to any Governmental Authorization.

4.11 Labor Relations. Except as set forth on Schedule 4.11 hereto, no Seller is now, nor has any of them ever been, a party to or otherwise bound by any labor or collective bargaining agreement covering or relating to any of their employees. Except as set forth on Schedule 4.11, as of the date hereof (i) to the Knowledge of the Sellers, no Seller is involved in or threatened with any labor dispute, strike, slowdown, work stoppage, grievance, unfair labor practice charge, arbitration, suit or administrative proceeding relating to labor matters involving their respective employees, (ii) there are no Proceedings pending or, to the Knowledge of the Sellers, threatened against any of the Sellers under any laws relating to employment, including any provisions thereof relating to wages, hours, collective bargaining, withholding or the payment of social security taxes, and, to the knowledge of the Sellers, each of the Sellers has complied with all applicable laws, rules, and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining, and the withholding and payment of taxes and contributions, and no Seller is liable for any arrears of wages or contributions or for any tax or penalty for failure to comply with such laws, rules, and regulations (iii) no Seller has recognized or been required to recognize, or received any demand for recognition by any collective bargaining representative and no Seller has conducted negotiations with respect to any future contract with or commitment to any labor union or association and, to the Knowledge of the Sellers, there are no current or threatened attempts to organize or establish any labor union or association or employee association with respect to any of the Sellers.

4.12 Permits; Compliance With Law. Each Seller is in full compliance, and has fully complied, with all Applicable Laws. None of the Sellers has received any notice or other communication (whether oral or written) from any Governmental Authority regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Applicable Law. Schedule 4.12 contains a complete and accurate list of each Governmental Authorization that is held by any of the Sellers, each such Governmental Authorization is valid and in full force and effect, all applications or filings required to have been filed for the maintenance or renewal of any such Governmental Authorizations have been duly and timely filed, and such Governmental Authorizations constitute all of the Governmental Authorizations necessary to permit each of the Sellers to lawfully conduct and operate its respective businesses in the Ordinary Course of Business.

4.13 Litigation. Schedule 4.13 hereto sets forth a list of all Proceedings pending or, to the Knowledge of the Sellers, threatened by or against or involving or affecting any Seller, or any of their respective assets or properties, or any of the officers or directors of any Seller in such capacities by or before any Government Authority, arbitrator, mediator, arbitration panel, mediation panel or other Person that has authority to bind any of the Sellers or their respective assets or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Government Authority against or affecting any Seller, or any of their respective assets or properties. To the Knowledge of the Sellers, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding described in the first sentence of this Section 4.13.

4.14 Material Agreements. Schedule 4.14 hereto sets forth an accurate and complete list of each and every agreement, guaranty, contract, lease, understanding, commitment, obligation, promise or undertaking (written or oral) which any of the Sellers is a party to, or by which any of the Sellers or their respective property is bound, that:

(a) is not terminable by such Seller without penalty on thirty (30) days notice given at any time;

(b) involves present or future performance of services or delivery of goods by or to any of the Sellers, or otherwise pursuant to which any Seller incurs, or will incur, obligations or receives, or will receive, benefits, in each case, with a value in excess of $100,000 per year;

(c) was not entered into in the Ordinary Course of Business;

(d) affects the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with a term of less than one year);

(e) is a joint venture, partnership or other agreement involving a sharing of profits, losses, costs, or liabilities by any Seller with any other Person;

(f) contains covenants that in any way purport to restrict any of the Sellers’ business activity or limit the freedom of any of the Sellers to engage in any line of business or to compete with any Person;

(g) involves capital expenditures in excess of $25,000;

(h) is a collective bargaining agreement or other contract with or commitment to any labor union or group of employees negotiating collectively;

(i) is a license (whether such Seller is a licensee or licensor), sublicense, franchise, royalty or permit involving Intellectual Property excluding commercial off-the-shelf software;

(j) involves the employment, retention, termination or compensation of any Shareholder, officer, director, employee, consultant or agent that is not immediately terminable at any time without cost or other Liability to any Seller;

(k) is a pension, profit sharing, stock option, deferred compensation, retirement, disability, stock purchase, stock appreciation, health, dental, vision, life insurance or similar plan, formal or informal, written or oral, providing benefits to any current officer, employee, director, Shareholder, agent or consultant of any of the Sellers;

(l) is an indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction which must be capitalized pursuant to GAAP;

(m) involves the sale, transfer, lease or other conveyance of any of the assets that are part of the Acquired Assets outside of the Sellers’ Ordinary Course of Business or with an individual or aggregate consideration or value in excess of $25,000 per year, including, without limitation, any option or other right of any Person (including, without limitation, the parties to this Agreement) to acquire any of the Acquired Assets (other than this Agreement and the other Transaction Documents); or

(n) is an amendment, supplement, restatement or modification (whether oral or written) in respect of any of the foregoing.

Each of the agreements, guarantees, contracts, leases, understandings, commitments, obligations, promises and undertakings listed, or required pursuant to this Section 4.14 to be listed, on Schedule 4.14 are referred to collectively in this Agreement as the “Material Agreements”. A copy of each and every written Material Agreement has been delivered to the Purchaser, and Schedule 4.14 contains a reasonable description of each oral or informal Material Agreement (including, without limitation, the subject matter, termination provisions, parties and value). Except as set forth on Schedule 4.14, all of the Material Agreements are (a) valid, legal and binding obligations of the applicable Seller, and, to the Knowledge of the Sellers, the other parties thereto, and (b) are in full force and effect. Except as set forth in Schedule 4.14, there are no defaults or events which, with or without notice or the passage of time, would constitute a default by any Seller or, to the Sellers’ Knowledge, by any other party under the Material Agreements, except for such defaults and events as to which requisite waivers or consents have been obtained. There are no renegotiations of, attempts, rights or, to the Knowledge of the Sellers, threats to renegotiate any material amounts paid or payable by or to any of the Sellers under any current or completed Material Agreements. Immediately prior to the Closing, there will be no agreement binding upon any of the Sellers or their respective assets granting any third party any right of first refusal, right of first offer or other right or option to purchase, or consent to the sale of, such assets.

4.15 Employee Benefit Plans. Schedule 4.15 hereto lists all Employee Benefit Plans that are or were maintained by or for any Seller or to which any Seller contributes or contributed since January 1, 1996.

(a) Except as set forth on Schedule 4.15(a), only employees and former employees (and eligible dependents and beneficiaries of such employees and former employees) participate in the Employee Benefit Plans listed, or required to be listed, on Schedule 4.15(a).

(b) The Employee Benefit Plans listed, or required to be listed, on Schedule 4.15 have been administered substantially in accordance with their respective terms, and each such Employee Benefit Plan complies in form and in operation with the applicable requirements of ERISA, the Code and all other applicable laws, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, and all annual reports, summary plan descriptions and other documents or reports required under ERISA or the Code to have been filed or distributed with respect to each Plan have been filed or distributed to participants in the Plans (“Plan Reports”). Copies of all Plan Reports for the immediately preceding three fiscal years of each of the Sellers have been made available to the Purchaser.

(c) All contributions (including all employer contributions and employee salary reduction contributions, if any) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan. All premiums or other payments which are due have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(d) Each of the Sellers’ Employee Benefit Plans that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under Section 401(a) of the Code, and except as set forth in Schedule 4.15(d), to the Knowledge of the Sellers there are no existing facts which could adversely affect any of the Sellers or the qualified status of any of the Employee Benefit Plans within the meaning of § 401(a) of the Code including, without limitation, with respect to any failure to include any employees or persons classified by any of the Sellers as independent contractors of any of the Sellers as participants in any of the Employee Benefit Plans. Copies of any determination letters received from the Internal Revenue Service during the immediately preceding three fiscal years with respect to the Employee Benefit Plans have been provided to the Purchaser. Furthermore, except as set forth on Schedule 4.15(d): (a) there is no “accumulated funding deficiency”, within the meaning of § 412(a) of the Code or § 302(a)(2) of ERISA, in connection with the Employee Benefit Plans; (b) each Employee Benefit Plan subject to § 412(a) of the Code (i) uses a funding method permissible under ERISA and the actuarial assumptions used are reasonable, and (ii) the “amount of unfunded benefit liabilities” as defined in § 4001(a)(1) of ERISA is zero; (c) no “reportable event”, as defined in § 4043(b) of ERISA, has occurred since January 1, 1996, in connection with the Employee Benefit Plans; (d) the Employee Benefit Plans have not, nor has any trustee, administrator or fiduciary of the Employee Benefit Plans, engaged in any “prohibited transaction” as defined in § 406 and 407 of ERISA or § 4975 of the Code; (e) none of the Sellers is contributing to, and none of the Sellers has contributed to, any “multiemployer plan”, as defined in § 4001(a)(3) of ERISA; (f) none of the Sellers has terminated a ”single-employer plan”, as defined in § 4001(a)(15) of ERISA; (g) none of the Sellers is part of any “controlled group” as defined in § 414(b), (c) and (m) of the Code; (h) none of the Sellers is a party to any contract, agreement, plan or arrangement covering an employee or former employee individually or collectively that is reasonably likely to result in the payment of an “excess parachute payment” within the meaning of § 280G of the Code; and (i) none of the Sellers’ Employee Benefit Plans constitutes a “top-hat plan” (i.e., an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees).

(e) Except as set forth on Schedule 4.15(e), (i) there are no Proceedings pending or, to the Sellers’ Knowledge, threatened against any Employee Benefit Plan or related trust or any fiduciary thereof (other than routine claims for benefits); (ii) there are no outstanding Governmental Orders which name any Employee Benefit Plan or related trust or any fiduciary thereof or are directed to any Employee Benefit Plan or related trust, any fiduciary thereof or any assets thereof; and (iii) there are no outstanding claims against any of the Sellers with respect to the Employee Benefit Plans as to which any of the Sellers or the Shareholders has received notice.

(f) The Contemplated Transactions will not cause any of the Sellers or, to the Knowledge of the Sellers, the Purchaser or Parent, to incur any liability, obligation or expense whatsoever under any Employee Benefit Plans with respect to benefits applicable to employees and former employees and eligible dependents and beneficiaries of such employees and former employees of any of the Sellers under any Employee Benefit Plan. The Code Section 401(k) plans or similar plans of any of the Sellers do not invest in real property or any other illiquid asset. There has not been, nor is there likely to be, a partial termination of a pension plan within the meaning of § 411(d) (3) of the Code.

4.16 Tax Matters

Except as set forth on Schedule 4.16 hereto:

(a) Each Seller has filed or will timely file, as applicable, all Tax Returns that it was required to file. All such Tax Returns when filed were or will be when filed, as applicable, correct and complete in all respects except to the extent such failures would not have a Material Adverse Effect. Except to the extent identified on Schedule 4.16(a), all Taxes owed by any Seller (whether or not shown on any Tax Return) have been paid, and the Taxes set forth on Schedule 4.16(a) are the subject of a good faith dispute by the Sellers as described on such schedule. No Seller currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Sellers does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of any Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party with respect to periods ending on or before the Closing Date, except to the extent such Taxes constitute Assumed Liabilities or the failure to withhold and/or pay such Taxes would not have a Material Adverse Effect.

(c) No Seller or director or officer (or employee responsible for Tax matters) of any Seller reasonably expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed in the last three (3) fiscal years. There is no dispute or claim concerning any Tax Liability of any Seller either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers has Knowledge (for purposes of this clause (B), the definition of Knowledge shall be expanded to include the employees of the Sellers responsible for Tax matters, and any directors or officers of any Seller not already included therein). Schedule 4.16 lists all federal, state, local, and foreign income Tax Returns filed with respect to any Seller for taxable periods ended October 31, 2002, December 31, 2002, October 31, 2003, December 31, 2003, and the last day of the calendar month preceding the Closing Date, indicates those Tax Returns that have been audited within the past ten calendar years, and indicates those Tax Returns that currently are the subject of audit. Each Seller has delivered to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Sellers since December 31, 2000. No Seller has (a) given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment, underpayment or nonpayment of Taxes of the Sellers or for which any of the Sellers may be liable, or (b) taken or failed to take any other action that has resulted or may result in the waiver or extension of the statute of limitations related to the payment, underpayment or nonpayment of Taxes of any of the Sellers or for which any of the Sellers may be liable. Each Seller has disclosed on its federal and state income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662 or any similar state law or regulation.

        (d) No Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

        (e) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Code §280G. Each Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. No Seller is a party to any Tax allocation or sharing agreement. No Seller (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any Liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

4.17 Environmental Matters. Except as disclosed on Schedule 4.17 hereto:

        (a) Each of the Sellers and the Sellers’ respective operation and maintenance of the Real Property are and all times have been in compliance with all Environmental Laws, and the Real Property has been in compliance with all Environmental Laws at all times while any of Sellers has been in possession of the Real Property and, to the Sellers’ Knowledge, at all times prior thereto.

        (b) To the Knowledge of the Sellers, none of the Real Property contains asbestos, asbestos containing building materials or materials that are presumed to contain asbestos under 29 CFR 1910.1001 et seq. (the “OSHA Asbestos Rule”).

        (c) To the Knowledge of the Sellers, none of the Real Property has currently, or has been alleged to have had in the past, any indoor air quality problems of any kind or nature,

including without limitation water intrusion, mold or microbial infestation, nor have their been any worker’s compensation claims filed by any of Sellers’ employees’ alleging same.

        (d) To the Knowledge of the Sellers, no actions have been taken by any Government Authority with respect to any of the Real Property or are in process or pending, to impose an environmental Lien with respect to the Real Property as a result of any such actions.

        (e) No Seller or Shareholder has received any written notice of potential liability, warning notice, claim, threatened claim or notice of violation from any Person or Governmental Authority under or relating to (1) any Environmental Law with respect to the Real Property or any other asset in which any of the Sellers have now or have had an interest, or (2) with respect to any property or facility to which any material or waste generated, handled, used, or disposed by or on account of any of the Sellers has been sent or received.

        (f) Sellers have previously provided Purchaser with a copies of: (1) all documents that any Seller or Shareholder has relating to compliance of the Real Property with the OSHA Asbestos Rule; and (2) complete copies of any studies, analyses, tests, or monitoring possessed or initiated by any Seller or Shareholder relating to the environmental condition of any of the Real Property or the matters otherwise described in this Section 4.17, a list of which are provided on Schedule 4.17.

4.18 Intellectual Property.

        (a) Schedule 4.18(a) sets forth a true, correct and complete list of:

                (i) all Intellectual Property (other than third-party software generally commercially available on a “shrink wrap” license or similar basis, which is referred to herein as “COTS Software”) owned or controlled (in the sense of having the right to sublicense) by any of the Sellers, which includes the Sellers’ exclusive ownership, control and right to sell, convey, transfer, assign and deliver all of the CIC Names.

                (ii) all Intellectual Property that is owned or controlled by a third Person and to which any of the Sellers holds a license or other rights (except licenses or other rights to COTS Software), with identification of the relevant license or other agreement;

                (iii) all licenses, contracts or other agreements that relate in any way to any Intellectual Property used, owned or controlled by any of the Sellers (other than COTS Software), including licenses, contracts and other agreements intended to result in the creation or acquisition of any Intellectual Property (other than COTS Software) and those pledging or encumbering any Intellectual Property (other than COTS Software);

                (iv) the specific jurisdictions, where applicable, in which any Intellectual Property owned or licensed (as licensor) by any of the Sellers has been issued or registered or in which an application for such issuance or registration has been filed including the respective registration or application numbers and the names of all registered owners; and

                (v) a complete list of any Proceedings related to any of the Intellectual Property (A) owned or licensed (as licensor) by any of the Sellers, or (B) to the Knowledge of the Sellers, exclusively licensed (as licensee) by any of the Sellers, in each case, before any court or tribunal.

        (b) With respect to each item of Intellectual Property licensed to any Seller, the applicable license or other agreement covering the item is fully paid-up as of the date hereof, legal, valid, binding, enforceable, in full force and effect in all material respects and sufficient to cover the full scope of the Sellers’ use of such licensed Intellectual Property, and neither any of the Sellers nor, to the Sellers’ knowledge, the other parties thereto, is in breach or violation of, and, to the knowledge of the Sellers, no event has occurred which with notice or lapse of time or both would constitute a breach or violation of any such license or other agreement.

        (c) Except as set forth on Schedule 4.18(c), Sellers own, control, or have the right to use all Intellectual Property now used in the their respective businesses and have the right to transfer and assign all such Intellectual Property without impairment as a result of the consummation of the Contemplated Transactions.

        (d) Except as set forth on Schedule 4.18(d), none of the Sellers or the Shareholders has received any notice, claim, suit or, to the Knowledge of any of the Sellers, threat alleging that any service, product, composition, method, or process (or any part, portion or component of any of the foregoing) that is made, sold, offered for sale or imported by any of the Sellers infringes or conflicts with the Intellectual Property rights of any third Person, and, to the Knowledge of the Sellers and the Shareholders, no such claim, threat or suit or basis for any such claim, threat or suit exists.

        (e) Except as set forth on Schedule 4.18(e), to the Knowledge of the Sellers, no third Person is infringing or using without permission any of the Intellectual Property owned or exclusively licensed (as licensee) by the Sellers.

        (f) Except as set forth on Schedule 4.18(f), none of the Sellers has any limitation or restriction by agreement, contract or license, imposed by any court or other Government Authority, or otherwise on its ability to use any of its Intellectual Property in any jurisdiction inside or outside the United States.

        (g) Except as set forth on Schedule 4.18(g), to the Knowledge of the Sellers, no Proceedings, charges, complaints, claims or demands have been instituted or threatened that challenge the validity of any Seller’s respective title to, or authority to use any of its Intellectual Property in accordance with the Ordinary Course of Business and to the Knowledge of the Sellers there is no basis for any such challenge. The conduct of the business of each Seller consistent with the Ordinary Course of Business and, to the Knowledge of the Sellers, the Sellers’ use of the Sellers’ Intellectual Property, do not infringe or conflict with (i) the trademark, copyright, mask work or patent rights of any Person, or (ii) any other trade secret or intellectual property rights of any Person. Each Seller has satisfied all current requirements necessary to maintain all of the Intellectual Property owned by such Seller. To the Knowledge of the Sellers, no Person is using any of the Intellectual Property owned by any of the Sellers except (i) the Sellers, and (ii) any Person duly licensed to use the same under a license described on Schedule 4.18(g). Except as set forth in Schedule 4.18(g), none of the Sellers’ has any Knowledge of any efforts or actions by any third Person to interfere with, infringe upon, misappropriate or otherwise come into conflict with any of the Sellers’ Intellectual Property. All license, contracts and agreements pertaining to the Sellers’ Intellectual Property are in compliance with all Applicable Laws in all jurisdictions in which any of the Sellers conducts any business operations, including those pertaining to remittance of foreign exchange and taxation. Except as disclosed on Schedule 4.18(g), the consummation of the Contemplated Transactions will not effect the validity, or result in any loss or modification to, or any revocation, termination, cancellation or withdrawal of, any of the Sellers’ Intellectual Property and will not require the consent or approval of any Person under, or in connection with, any of the Sellers’ Intellectual Property.

        (h) Except as set forth on Schedule 4.18(h), each Seller has all right, title and interest to each item of Intellectual Property purported to be owned by it, free and clear of any Liens other than Permitted Liens.

4.19 Brokers. Except for the engagement of Veronis Suhler Stevenson LLC (“VSS”) and for any transaction fee payable to VSS, neither any of the Sellers, nor any Shareholder, officer, director, employee, securityholder or agent of any of the Sellers has employed any broker or finder and the same have not incurred and will not incur any broker’s, finder’s or similar fees, commissions or expenses payable by any Seller in connection with the Contemplated Transactions. Any engagement fee, transaction fee and all other costs, fees or commissions due or payable to VSS as a result of the Contemplated Transactions shall be paid to VSS by the Sellers, the Shareholders or both, and in no event will the Purchaser or the Parent have any Liability to VSS for any of the foregoing.

4.20 Accounts Receivable. All Accounts Receivable that are or will be reflected on the Financial Statements or on the accounting records of the Sellers as of the Closing Date, other than those that are part of the Excluded Assets, represent or will represent valid obligations arising from sales actually made or services actually performed by the Sellers in the Ordinary Course of Business. Except as set forth on Schedule 4.20, none of the Sellers has received any notice of any contest, claim, defense, or right of setoff with respect to any Account Receivable. Schedule 4.20 contains a complete and accurate list of all Accounts Receivable as of March 31, 2004, which sets forth the aging of each such Account Receivable.

4.21 Absence of Changes and Events. Except as set forth in Schedule 4.21, since the Most Recent Balance Sheet Date, the Sellers have conducted their respective businesses in the Ordinary Course of Business and, with respect to any Seller, there has not been any:

        (a) Material Adverse Effect;

        (b) damage, destruction or loss of any asset included in the Acquired Assets (whether or not covered by insurance);

        (c) any individual Liability in excess of $5,000 or Liabilities in excess of $25,000 in the aggregate created, assumed, guaranteed or incurred;

        (d) entry into, termination of, receipt of notice of termination of, amendment, modification or restatement of any Material Agreement or agreement, contract or arrangement between or among any of the Sellers;

        (e) any sale, license, lease or other disposition of any asset included in the Acquired Assets, or the creation of any Lien (other than Permitted Liens) on any asset including in the Acquired Assets;

        (f) cancellation or waiver of any claims or rights with a value to such Seller in excess of $5,000;

        (g) any material change in the accounting methods or book-keeping practices used by such Seller;

        (h) any material change in the manner in which such Seller bills, extends credits to or discounts the services provided to, its customers;

        (i) amendment to the articles or certificate of incorporation or bylaws of such Seller;

        (j) any labor dispute or union organizing campaign;

        (k) payment (except in the Ordinary Course of Business), increase, modification or acceleration by such Seller of any bonuses, salaries, benefits or other compensation payable, deliverable or to become payable or deliverable to any Shareholder, director, officer, or employee or entry into any employment, severance, or similar contract, agreement or arrangement with any director, officer, or employee;

        (l) any termination of employment of any officer or key employee of such Seller, or, to the Knowledge of the Sellers, any expression of any intention by an officer or key employee of any Seller to resign from such office or employment; or

        (m) any agreement, undertaking, authorization, proposal or resolution, whether in writing or otherwise, for any Seller to take any of the actions specified in clauses (b) through (l) above.

4.22 Employees; Labor Relations.

        (a) Schedule 4.22(a) sets forth the employer, name, job title, department, start date, and current salary or hourly compensation, and accrued but unused sick and vacation pay for each employee, officer and director, consultant, independent contractor and agent of each of the Sellers (including each employee on leave of absence, layoff status or short-term disability). As of the date hereof, the Sellers employ a total of 71 employees at 8945 N. Meridian, Ste 200, Indianapolis, IN 46260, 42 employees at 50 E. 91st Street, Ste 05, Indianapolis, IN 46240 and 17 employees at remote locations (employees’ homes).

        (b) Except as set forth in Schedule 4.22(b), (i) none of the Sellers is delinquent in payments to any of its employees, officers, directors, consultants, agents or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to same and each of the Sellers either has no liability, or will assume liability for any unpaid accrual benefit as of the Closing Date pertaining to any of their employees pursuant to any wages, salaries, commissions, bonuses, profit sharing, deferred or additional compensation, or any other employee benefit agreement, (ii) upon termination of the employment of any such employees, none of the Sellers, Purchaser or Parent will by reason of anything done by any of the Sellers prior to the Closing be liable to any of such employee, officer, director, agent, consultant or independent contractor for so-called “severance pay“ or any other payments, (iii) each of the Sellers is in compliance in all material respects with all Applicable Laws respecting labor, employment and employment practices, terms and conditions of employment and wages and hours, and, in this regard, the Sellers agree to assume liability for any employment discrimination claims or other claims arising out of employment actions occurring before the Closing Date, (iv) there is no unfair labor practice complaint against any of the Sellers pending before the National Labor Relations Board or any comparable Government Authority, (v) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Sellers, threatened against or involving any of the Sellers, (vi) no labor union has taken any action with respect to organizing the employees of any of the Sellers, and (vii) neither any grievance which might have a Material Adverse Effect nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefore has been asserted against any of the Sellers.

        (c) None of the Sellers has violated the Worker Adjustment and Retraining Notification Act or any similar state or local Applicable Law. During the ninety (90) day period prior to the execution and delivery of this Agreement, CIC has terminated eleven (11) employees, Horton has terminated one (1) employee, STEPS has terminated three (3) employees and SFC has terminated two (2) employees.

        (d) No officer, employee, Shareholder, director, agent, consultant or independent contractor of any of the Sellers is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other similar contract or agreement with any of the Sellers. To the Knowledge of the Sellers, no officer, employee, Shareholder, director, agent, consultant or independent contractor of any of the Sellers is bound by any agreement, contract or commitment that purports to limit the ability of such Person to (i) engage in or continue or perform any conduct, activity, duties or practice relating to the businesses of the Sellers, or (ii) assign to the Sellers or to any other Person any rights to any invention, improvement, or discovery. To the Knowledge of the Sellers, no former or current employee of any of the Sellers is a party to, or is otherwise bound by, any agreement, contract or commitment that in any way adversely affected, affects or will affect the ability of the Sellers or the Purchaser to conduct the businesses as heretofore carried on by the Sellers.

4.23 Related Transactions. Except as set forth on Schedule 4.23, none of the Sellers have, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof). Except as set forth on Schedule 4.23, none of the Shareholders will, as of the Closing, have any claim or right against, any of the Sellers.

4.24 Securities Law Matters.

        (a) Each of the Sellers and Shareholders, as applicable, is acquiring its interest in the Subordinated Promissory Note and Convertible Subordinated Promissory Note for its own

account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act.

        (b) Each of the Sellers and the Shareholders has received, read and reviewed the Parent’s periodic reports filed with the Securities and Exchange Commission (“Parent SEC Documents”).

        (c) Each of the Sellers and the Shareholders confirms that Parent and Purchaser have made available to the Sellers, Shareholders and their respective representatives the reasonable opportunity to ask questions of the officers, management and employees of the Parent and Purchaser and to acquire such additional information about their respective businesses and financial condition and, with respect to the Parent, the information contained in the Parent SEC Documents and the exhibits thereto, as each of the Sellers, Shareholders and their respective representatives has requested, and all such information and satisfactory answers to all such questions have been received.

        (d) Each of the Sellers and the Shareholders has fully completed, executed and delivered to the Purchaser and the Parent an Investor Questionnaire, in the form provided by the Parent, and all of the information provided by each Seller and Shareholder thereon is accurate and complete in all respects.

        (e) Each of the Sellers and Shareholders is, and as of the Closing will be, an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.25. Customers. Schedule 4.25 sets forth an accurate and complete list of the top twenty-five (25) customers of the Sellers (on an aggregate basis), determined based on the aggregate sales to each customer and viewing the Sellers on a consolidated basis, during the period from January 1, 2003 until March 31, 2004, which list specifies the services supplied to each of such customers. Except as set forth on Schedule 4.25, the Sellers have a good, ongoing relationship with each of such customers and none of such customers has (i) modified or reduced, or expressed to any of the Sellers any intention to modify or reduce, in a materially adverse respect its business relationship with any of the Sellers or (ii) terminated, or expressed to any Seller any intention of terminating, its business relationship with any of the Sellers.

4.26. Solvency. None of the Sellers is insolvent and or will be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the present fair saleable value of any Seller’s assets does not and will not exceed its debts and other probable Liabilities. Immediately after giving effect to the consummation of the Contemplated Transactions, (a) each of the Sellers will be able to pay its Liabilities as they become due in the usual course of its business, (b) none of the Sellers will have unreasonably small capital with which to conduct its present or proposed business, (c) each of the Sellers will have assets (calculated at fair market value) that exceed its Liabilities, and (d) taking into account all pending and, to the Knowledge of Sellers, threatened litigation, final judgments against each of the Sellers in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, any Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such Seller.

5.    REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

To induce the Purchaser and the Parent to enter into this Agreement and consummate the Contemplated Transactions, each Shareholder, severally and not jointly, represents and warrants to the Purchaser and the Parent as follows:

5.1. Authority; Authorization. Such Shareholder has all requisite right, power, authority and legal capacity to execute and deliver this Agreement, and the other Transaction Documents to which he or she is a party, to perform such Shareholder’s obligations under this Agreement and each such Transaction Document, and to consummate the Contemplated Transactions. The execution, delivery and performance by such Shareholder of this Agreement and each Transaction Document to which he or she is a party and the consummation by him or her of the Contemplated Transactions have been duly and validly authorized by all necessary action on the part of such Shareholder.

5.2. Enforceability. This Agreement and each Transaction Document to which such Shareholder is a party is a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with the terms hereof or thereof, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

5.3. Noncontravention. Except as set forth on Schedule 5.3 hereto, neither the execution, delivery or performance by such Shareholder of this Agreement or any Transaction Document to which such Shareholder is a party, nor the consummation by Shareholder of the Contemplated Transactions, nor compliance by Shareholder with any provisions hereof or thereof will, with or without the passage of time or the giving of notice or both result in (a) the breach of, constitute a default or require any consent under or give rise to any right of acceleration or termination pursuant to any instrument or agreement to which Shareholder is a party or by which Shareholder or Shareholder’s assets or properties (including, without limitation, such Shareholders capital stock in any of the Sellers) may be bound or affected, (b) the violation of any applicable law, or (c) the creation of any Lien upon or against any of such Shareholder’s assets, rights or properties (including, without limitation, such Shareholders capital stock in any of the Sellers and rights to vote the same) except where the breach, default, consent requirement, violation, or Lien would not have an adverse effect on the ability of Shareholder or any of the Sellers to consummate the Contemplated Transactions.

5.4. Title; Absence of Certain Agreements. Such Shareholder is the lawful and record and beneficial owner of, and has good and valid title to his, her or its shares of stock in the respective Seller, with the full power and authority to vote such shares and transfer and otherwise dispose of such shares and any and all rights and benefits incident to the ownership thereof free and clear of all Liens other than Permitted Liens, and there are no agreements or understandings between such Shareholder and any other security holder of any of the Sellers or any other person with respect to the voting, sale or other disposition of such shares or any other matter relating thereto; provided, however, that to the extent any Permitted Liens do exist, no such Permitted Lien will prohibit or restrict any of the Shareholders from approving the transactions contemplated hereby and by the Transaction Documents.

6.    REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

To induce the Seller Parties to enter into this Agreement and consummate the Contemplated Transactions, each of the Parent and the Purchaser jointly and severally represent and warrant to the Seller Parties as follows:

6.1. Organization and Qualification. Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2. Authority; Enforceability. Purchaser and Parent have all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform their respective obligations under this Agreement and each such Transaction Document, and to consummate the Contemplated Transactions. The execution, delivery and performance by Purchaser and Parent of this Agreement and each Transaction Document to which it is a party and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on the part of Purchaser and the Parent. This Agreement and each such Transaction Document to which Purchaser or Parent is a party is a valid and binding obligation of Purchaser or Parent, as the case may be, enforceable against it in accordance with the terms hereof and thereof.

6.3. Noncontravention. Neither the execution, delivery or performance by Purchaser or Parent of this Agreement or any Transaction Document to which it is a party, nor the consummation by Purchaser of the Contemplated Transactions, nor compliance by Purchaser or Parent with any of the provisions hereof or thereof will (a) violate any law, statute, rule or regulation on judgment, order, writ, injunction or decree of any Government Authority, in each case applicable to Purchaser or Parent or their respective assets or properties, or (b) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default under, any material instrument or agreement to which Purchaser or Parent is a party or by which Purchaser or Parent or its properties may be bound or affected, except in each case where such violation, breach or default would not have a material adverse effect on Purchaser’s or Parent’s ability to consummate the Contemplated Transactions.

6.4. Litigation. There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Government Authority or Proceedings pending or, to the knowledge of Purchaser or Parent, threatened against or involving Purchaser or Parent, or any of their respective assets or properties, which prohibit or enjoin, or if determined adversely would prohibit or enjoin, the consummation of the Contemplated Transactions.

6.5. Brokers. Neither Purchaser nor Parent has employed any broker or finder and has not incurred and will not incur any broker’s, finder’s or similar fees, commissions or expenses payable by Purchaser or Parent in connection with the Contemplated Transactions.

6.6. Solvency. Immediately after giving effect to the Contemplated Transactions, Purchaser will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred debts beyond its ability to pay as they become due.

6.7. Validity of Shares. The shares of Parent Class A Common, when issued in accordance with the terms and conditions of the Convertible Subordinated Promissory Note shall be duly authorized, validly issued, fully paid and non-assessable, and will not be issued in violation of or subject to any preemptive right or other rights to subscribe for or purchase shares created by statute, the Parent’s charter or bylaws, or any other agreement to which Parent is a party or by which it is bound.

7.    COVENANTS OF THE SELLERS AND THE SHAREHOLDERS

7.1. Assistance in Proceedings. Each of the Sellers and the Shareholders will reasonably cooperate with the Purchaser, the Parent and their counsel in the contest or defense of, and reasonably make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status, or transaction on or before the Closing Date involving the Acquired Assets or the businesses of any of the Sellers.

7.2. Non-Disparagement; Use of Names.

        (a) Nondisparagement. After the Closing Date, none of the Sellers will publicly disparage the Parent or the Purchaser or any of the their respective directors or officers, except pursuant to any Proceeding.

        (b) Use of Names. From and after the Closing, the Sellers shall cease conducting any business or otherwise using the names and brands “CIC”, “CIC Enterprises”, “CIC Enterprises, Inc.”, “STEPS”, “STEPS, Inc.”, “SFC”, “SFC, Inc.”, “Horton”, “Horton, Inc.” (collectively the “CIC Names”) and all derivations thereof. Notwithstanding the foregoing, during the period from the Closing Date until the date that is the earlier to occur of (i) the completion of the winding up of the Sellers, and (ii) one hundred and twenty (120) days after the Closing Date, the Sellers shall be permitted to use the CIC Names solely for identification purposes in communications with creditors and other parties in respect of the winding-up of the Sellers; provided, however, that, Sellers shall prominently and explicitly indicate in such communications that the CIC Names are their respective former names, the Sellers are now using the names set forth in Section 3.2(a)(xi) and the Sellers are in the process of winding-up.

7.3. Further Assurances. The Sellers and the Shareholders shall cooperate reasonably with the Purchaser its representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the Sellers and the Shareholders agree (a) to furnish upon request to the Purchaser or Parent such further information, (b) to execute and deliver to the Purchaser or Parent such other documents, and (c)

to do such other acts and things, all as the Purchaser may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

7.4. Confidentiality; Public Announcements

(a) From and after the Closing Date, none of the Sellers or the Shareholders shall use or disclose to any Person, any Confidential Information (as defined below), for any reason or purpose whatsoever, nor shall any of them make use of any of the Confidential Information for its own purposes or for the benefit of any Person except (i) as expressly permitted in this Agreement, (ii) in order to facilitate the fulfillment of such party’s obligations under this Agreement, (iii) as required by Applicable Law, (iv) to such party’s attorneys, accountants, other advisors, officers, employees and directors, as applicable, provided that such Person agrees to be bound by confidentiality provisions at least as restrictive as those provisions set forth herein, or (v) with respect to Confidential Information that is historical data regarding the WOTC Recovery Project Clients and requirements for WOTC Recovery Project Tax Credits only, in order to facilitate the fulfillment of the Sellers’ obligations under the WOTC Recovery Project and in such case any disclosure thereof shall be limited to disclosure to the WOTC Recovery Project Clients, applicable taxing authorities and individuals retained by the Sellers to assist with the WOTC Recovery Project, provided that such individuals retained by the Sellers to assist with the WOTC Recovery Project agree in writing to be bound by the provisions of this Section 7.4(a). For purposes of this Agreement, “Confidential Information“ shall mean all confidential information and other information of a proprietary nature relating to any of the Sellers, the businesses of any of the Sellers, the Acquired Assets, the Purchaser, the Parent or the Purchaser’s or Parent’s respective Affiliates (other than information that is in the public domain at the time of receipt thereof by any of the Sellers or the Shareholders, otherwise becomes public other than as a result of the breach by any of the Sellers or the Shareholders of its agreement hereunder or is rightfully received from a third party without any obligation of confidentiality to the Parent, the Purchaser, any of the Sellers, the Shareholders or their respective Affiliates), including, without limitation and without regarding the immediately preceding parenthetical, any documents, information or materials to which any of the Sellers or their accountants or representatives are given access pursuant to Section 2.4(c). This Section 7.4 shall survive the Closing.

(b) The Seller Parties, Purchaser and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Contemplated Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that the Parent and the Purchaser may, without the prior consent of the Seller Parties, issue such press release or make such public statement as may be required by Applicable Law or the applicable rules of any stock exchange or the National Association of Securities Dealers, Inc. and its affiliates if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement is required to be filed pursuant to such Applicable Law or rules.

7.5.	Payment of All Taxes by Sellers. The Sellers and the Shareholders, as the case may be, shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Acquired Assets pursuant to this Agreement.

7.6. Payment of Other Retained Liabilities. In addition to the payment of Taxes pursuant to Section 7.5, the Sellers shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities.

7.7. Sellers’ Anthem Health Plans. The parties agree and covenant that the Sellers’ Anthem Health Plans shall be assigned to Purchaser and Purchaser shall assume the same effective as of the Closing Date. The parties further agree and covenant that Sellers and Shareholders shall jointly and severally indemnify, defend, protect, and reimburse and hold harmless Parent and Purchaser from and against any and all Claims arising out of or resulting from the Anthem Health Plans as of the Closing Date . Such indemnification shall not be subject to the Deductible in Section 9.4(b) or maximum liability in Section 9.4(c).

8.    COVENANTS AND AGREEMENTS OF THE PURCHASER AND PARENT.

8.1. WOTC Recovery Project. The Purchaser shall, upon reasonable notice (which notice shall set forth in reasonable detail the data sought to be accessed by the Sellers), during Purchaser’s normal business hours, under circumstances reasonably designed to minimize any disruption to or interference with the Purchaser’s day-to-day operations and the duties of the Purchaser’s employees, and pursuant to such other procedures and guidelines as are reasonably designed to assure the safety and security of Purchaser’s personnel, premises and data, provide the Sellers with access to, and use of, any historical data regarding the WOTC Recovery Project Clients included in the Acquired Assets solely so that Sellers may complete the WOTC Recovery Project; provided, however, that if the Purchaser reasonably determines that the data sought to be accessed by the Sellers and set forth in the notice described above is outside the scope of the WOTC Recovery Project, the Purchaser may prohibit access to such data. The Sellers shall not have the right to utilize employees of the Purchaser for the WOTC Recovery Project without the prior consent of the Purchaser. The Sellers shall pay the Purchaser a commission fee of five percent (5%) of any net amounts received as payment for services under the WOTC Recovery Project. Sellers shall use commercially reasonable efforts to complete the WOTC Recovery Project as promptly as practicable following the Closing Date. Notwithstanding the foregoing, Sellers shall not, and shall cause their employees and agents not to, do any things or take any actions in connection with their access to and use of such historical data that would disrupt or interfere with the Purchaser’s day-to-day operations or the duties of the Purchaser’s employees.

8.2. Further Assurances. The Purchaser and the Parent shall cooperate reasonably with the Sellers and the Shareholders and their representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the Purchaser agrees (a) to furnish upon request to the Seller Parties such further information, (b) to execute and deliver to the Seller Parties such other documents, and (c) to do such other acts and things, all as any Seller Party or the Shareholders may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

8.3. Nondisparagement. After the Closing Date, neither the Purchaser nor Parent will publicly disparage any of the Seller Parties or their respective directors or officers, except (a) pursuant to any Proceeding, or (b) as may be required or advisable pursuant to any applicable law, regulation or rule of a self-regulatory organization, including, without limitation, federal and state securities laws, the rules and regulations promulgated thereunder and the rules and regulations of the National Association of Securities Dealers.

8.4. CIC Plus. The Purchaser and Parent acknowledge that one or more of the Seller Parties may cause the incorporation of CIC Plus Business under the name “CIC Plus”. The Purchaser and Parent agree to provide written consent for the use of such name if required for the formation or qualification of such a corporation in any jurisdiction.

9.    INDEMNIFICATION

9.1. Indemnification by the Seller Parties. Each of the Seller Parties hereby agrees and covenants, jointly and severally, to indemnify, defend, protect, reimburse and hold harmless Purchaser, Parent and each of their respective officers, directors, employees, shareholders, agents, subsidiaries, representatives, successors, assigns and Affiliates (individually “Purchaser Indemnified Party” and collectively, “Purchaser Indemnified Parties”) from, against, and in respect of (a) all Liabilities, Losses, and Proceedings, (including without limitation reasonable attorneys’ fees and expenses) (collectively, “Claims”) in connection with, resulting from or arising out of (i) any breach or alleged breach of any representation or warranty of the Sellers or the Shareholders (other than representations and warranties set forth in Section 5) set forth in this Agreement, or any Transaction Document (excluding the Other Documents), or any certificate or other writing delivered by the Sellers in connection herewith; (ii) any breach, nonfulfillment or noncompliance of or with any covenant or agreement on the part of the Sellers or the Shareholders set forth in this Agreement or any other Transaction Document (excluding the Other Documents), including without limitation the covenants set forth in this Section 9.1; (iii) the Retained Liabilities, (iv) any noncompliance with any Bulk-Sales Laws or fraudulent transfer law in respect of the Contemplated Transactions, (v) the conduct of the Sellers and their respective directors, officers, employees and agents while on the premises of the Purchaser pursuant to Section 8.1,; and (b) the enforcement of this Section 9.1 by a Purchaser Indemnified Party.

9.2. Indemnification by the Shareholders. Each Shareholder for himself, herself or itself hereby agrees and covenants to indemnify, defend, protect, reimburse and hold harmless the Purchaser Indemnified Parties from, against, and in respect of (a) all Claims in connection with, resulting from or arising out of any breach or alleged breach of any representation or warranty of such Shareholder set forth in Section 5; and (b) the enforcement of this Section 9.2 by a Purchaser Indemnified Party.

9.3. Indemnification by Purchaser. The Purchaser and Parent covenant and agree to indemnify, defend, protect and hold harmless each Seller, each Seller’s officers, employees, directors, shareholders and agents, each Shareholder, and each Shareholder’s successors (individually a “Seller Party Indemnified Party” and collectively “Seller Party Indemnified Parties”) from, against and in respect of all Claims in connection with, resulting from or arising out of (a) any breach of any representation or warranty of the Purchaser or Parent set forth in this

Agreement, the other Transaction Documents (excluding the Other Documents) or any certificate or other writing delivered by the Purchaser in connection herewith; (b) any breach, nonfulfillment or noncompliance of or with any covenant or agreement on the part of the Purchaser or Parent set forth in this Agreement or any other Transaction Document (excluding the Other Documents), including without limitation the covenants set forth in this Section 9.3; or (c) the Assumed Liabilities.

9.4. Limitations on Indemnification.

(a) All claims for indemnification pursuant to Section 9.1 must be made within twenty-four (24) months following the Closing Date or otherwise shall be considered and deemed null and void; provided, however, that claims for indemnification relating to any breach of Section 4.1 (Organization and Qualification), Section 4.2 (Authority; Enforceability), Section 4.3 (Noncontravention), Section 4.8(a) (Tangible Personal Property), Section 4.15 (Employee Benefit Plans), Section 4.16 (Tax Matters) and Section 4.22 (Employees; Labor Relations) must be made within the applicable statute of limitations (collectively, the “Indemnity Period”). Notwithstanding the foregoing, if one or more Claim Notices (as defined below) is given to any of the Indemnifying Parties within the required time period, such applicable Indemnity Period shall continue in full force and effect solely with respect to the claim(s) set forth in such Claim Notice(s) until such time as such claim has been fully and finally resolved in accordance with Section 9.5 or Section 9.6.

(b) The Seller Parties shall not be required to make any indemnification payments under Sections 9.1(a)(i) (ii), (iv) or (v) unless and until the claims asserted against the Seller Parties thereunder exceed U.S.$300,000 in the aggregate, after which the Indemnified Purchaser Parties shall be entitled to recover for any and all Claims under Sections 9.1(a)(i), (iv) or (v) in excess of U.S.$300,000 (the “Deductible”). Each Shareholder shall not be required to make any indemnification payments under Section 9.2 unless and until the claims asserted against such Shareholder thereunder exceed U.S. $150,000 in the aggregate, after which the Indemnified Purchaser Parties shall be entitled to recover for all such claims in excess of U.S. $150,000. Notwithstanding the foregoing, the provisions of this Section 9.4(b) shall not apply to (i) any breach of Section 4.16 (Tax Matters), (ii) any knowing or intentional breach of a representation or warranty (iii) or any liabilities with respect to Seller’s administration of any Employment Benefit Plan up to and including the Closing Date.

(c) The maximum liability under Sections 9.1(a)(i), (ii),(iv), (v) and Section 9.2 of the Seller Parties on an aggregate basis shall be U.S.$8,000,000; provided, however, that this limitation shall not apply to (i) any breach of Section 4.16 (Tax Matters), and (ii) any knowing or intentional breach of a representation or warranty.

(d) All claims for indemnification pursuant to Section 9.3 must be made within twenty-four (24) months following the Closing Date or otherwise shall be considered and deemed null and void; provided, however, that claims for indemnification relating to any breach of Section 6.1 (Organization and Qualification), Section 6.2 (Authority; Enforceability) Section 6.3 (Noncontravention), and Section 6.8 (Validity of Shares) must be made within the applicable statute of limitations (collectively, the “Purchaser Indemnity Period”). Notwithstanding the foregoing, if one or more Claim Notices (as defined below) is given to any of the Indemnifying

Parties, such applicable Purchaser Indemnity Period shall continue in full force and effect solely with respect to the claim(s) set forth in such Claim Notice(s) until such time as such claim has been fully and finally resolved in accordance with Section 9.5 or Section 9.6.

(e) The Purchaser and the Parent shall not be required to make any indemnification payments under Sections 9.3(a), (b) unless and until the claims asserted against the Purchaser and/or the Parent exceed U.S.$300,000 in the aggregate, after which the Seller Party Indemnified Parties shall be entitled to recover for all Claims under Sections 9.3(a), (b) in excess of U.S.$300,000; provided, however, that the foregoing limitation shall not apply to any knowing or intentional breach of a representation or warranty. The maximum liability under Section 9.3(a) shall be U.S.$8,000,000; provided however, that the foregoing limitation shall not apply to any knowing or intentional breach of a representation or warranty.

9.5. Indemnification Procedure. All claims for indemnification under Sections 9.1, 9.2 and 9.3 shall be asserted and resolved as set forth in this Section 9.5 or as set forth in Section 9.6:

(a) If any Claim that involves a Claim being asserted by or against a third party for which the Seller Parties pursuant to Section 9.1, a Shareholder pursuant to Section 9.2 or the Purchaser or Parent pursuant to Section 9.3 (each “Indemnifying Party”) would be liable to any Purchaser Indemnified Party or Seller Party Indemnified Party as applicable (collectively or individually an “Indemnified Party” or the “Indemnified Parties”) is asserted against an Indemnified Party by a third party, the Indemnified Party shall promptly notify each Indemnifying Party of such Claim (the “Claim Notice”), specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim). The failure of an Indemnified Party to give a Claim Notice promptly shall not invalidate the indemnification except to the extent that an Indemnifying Party can demonstrate that such failure actually and materially impeded the defense of such Claim. The Indemnifying Party shall have twenty (20) days from the receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Claim and (ii) if the Indemnifying Party does not dispute such liability, to confirm that it is prepared at its expense to defend against such Claim. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute its obligation to indemnify hereunder and confirms that it will at its expense defend the Indemnified Party against such Claim, the Indemnifying Party shall have the right to defend against such Claim and shall prosecute such defense to a final conclusion either by judgment or settlement. The Indemnified Party shall have a reasonable right to approve of counsel selected by the Indemnifying Party. The Indemnifying Party shall keep the Indemnified Party reasonably informed of the defense against the Claim and of any settlement discussions so that the Indemnified Party may be assured that its interests are being protected. Unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Claim (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party and, as applicable, a dismissal with prejudice from any related Proceeding. The Indemnified Party may participate in, but not control, any such defense or settlement at its expense. If the Indemnifying Party disputes its liability to the Indemnified Party, or fails to give timely notice during the Notice Period, or fails to assume the defense against such Claim, or having assumed such defense fails to prosecute it so as to protect the interests of the Indemnified Party, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may reasonably settle or defend against any such Claim and, if it is ultimately determined that the Indemnifying Party is responsible therefor under this Section 9, then the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest (at the prime rate as published from time to time in The Wall Street Journal) from the date such costs and expenses were incurred.

(b) If the Indemnified Party has a Claim against the Indemnifying Party that does not involve a Claim being asserted by or against a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such Claim to the Indemnifying Party. The Indemnifying Party shall within the Notice Period either accept liability for the Claim, in whole or in part, or deny such liability. Unless the Indemnifying Party accepts liability for the entire Claim, the parties shall attempt in good faith to resolve any dispute between them, failing which the Indemnified Party may institute such Proceedings as are appropriate. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that the Indemnifying Party disputes such Claim, the Indemnifying Party shall be deemed conclusively to have accepted liability for the Claim for the amount stated in the Claim Notice.

(c) An Indemnified Party may assert a potential or contingent Claim, in which case the Claim Notice shall set forth the specific basis for such Claim to the extent then feasible. The Indemnified Party’s failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party, except to the extent such failure to give such notice materially and adversely prejudices the Indemnifying Party.

9.6. Right of Setoff. Notwithstanding anything to the contrary in this Agreement, upon notice to the Seller Parties specifying in reasonable detail the basis therefor, except as set forth in the last sentence of this Section 9.6, the Purchaser and/or Parent may set off any amount to which it may be entitled under Section 9 against amounts otherwise payable under the Subordinated Promissory Note. The exercise of such right of setoff by the Purchaser or the Parent in good faith, whether ultimately determined to be justified or not, will not constitute an event of default under the Subordinated Promissory Note or the Guarantee or otherwise give rise to any right to seek payment under the Guarantee. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit the Purchaser or the Parent in any manner in the enforcement of any other remedies that may be available to it, including, without limitation, the provisions of Section 9.5.

9.7. Exclusive Remedy. Except with respect to Sections 2.4 and 2.5, the indemnification and other remedies provided in this Section 9 shall be deemed to be the exclusive monetary remedies available to all Indemnified Parties with respect to Claims described in Sections 9.1, 9.2 and 9.3. Notwithstanding the foregoing, the exercise by any Person of any of its rights under this Section 9 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other non-

monetary remedy that such Person may be entitled to exercise (whether under this Agreement, under any other contract, under any applicable law, at common law, in equity or otherwise).

10.    MISCELLANEOUS

10.1. Construction. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledge that it or he has been represented by an attorney in connection with the preparation and execution of this Agreement.

10.2. Cooperation. The parties hereto shall deliver or cause to be delivered to the other parties on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as each may reasonably request for the purpose of carrying out the terms of this Agreement.

10.3. Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of all of the other parties; provided, however, that either or both of the Purchaser and the Parent may assign only their rights, and not their obligations, hereunder to any Affiliate of the Parent or Purchaser or any successor entity or assign resulting from a sale of assets, merger, reorganization or other change of control transaction. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

10.4. Entire Agreement. This Agreement, the other Transaction Documents and the exhibits and schedules attached hereto set forth the entire understanding of the parties hereto with respect to the Contemplated Transactions. This Agreement shall not be amended or modified except in writing executed by each of the parties hereto specifically stating that it is an amendment or modification of this Agreement. All previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

10.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when all counterparts taken together shall have been executed and delivered (which deliveries may be by fax) by the parties.

10.6. Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

10.7. Expenses. Except as expressly set forth in this Agreement, each party hereto shall bear its own expenses (including legal fees) in connection with the negotiation, execution, and delivery of this Agreement; provided, however, that the Seller Parties shall bear all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including penalties and interest) incurred in connection with the consummation of the sale of the Acquired Assets contemplated by this Agreement.

10.8. Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally, sent by a recognized overnight courier service (costs prepaid, with confirmation of receipt), or sent by certified mail, return receipt requested (postage prepaid), as follows:

If to Purchaser or Parent, then to both Purchaser and Parent as follows:

First Advantage Corporation

One Progress Plaza, Suite 2400

St. Petersburg, Florida 33701

Attention: John Long

with a required copy to:

One Progress Plaza, Suite 2400

St. Petersburg, Florida 33701

Attention: Julie Waters, Esq.

Carlton Fields, P.A.

777 S. Harbour Island Boulevard

Tampa, Florida 33602

Attention: Nathaniel L. Doliner, Esq.

If to any of the Seller Parties:

Carl I. Cohen

1106 Laurel Wood

Carmel, Indiana 46036

The Jeffrey Cohen 2004 Irrevocable Trust

The Brian Cohen 2004 Irrevocable Trust

The Karen Cohen 2004 Irrevocable Trust

Andrew Finger, Trustee

c/o Cohen & Company

1350 Euclid Avenue Suite 800

Cleveland, Ohio 44225

with a required copy to:

Greenberg Traurig, LLP

1750 Tysons Boulevard, Suite 1200

McLean, Virginia 22102

Attn: Jeffrey R. Houle, Esq.

or to such other address as the person to whom notice is to be given may have specified in a notice given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service, or (b) actually received or rejected by the addressee, if sent by certified mail, return receipt requested.

10.9. Governing Law. This Agreement has been executed and delivered in and shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard for its conflict of interest laws, rule or principles that could result in the application of the laws of any other jurisdiction.

10.10. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

10.11. Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly so provided.

10.12. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective successors and permitted assigns any rights whatsoever.

10.13. Enforcement of Agreement.

        (a) The Sellers and Shareholders acknowledge and agree that the Purchaser and Parent would be irreparably damaged if any of the provisions of Sections 7.1 through 7.4 are not performed in accordance with their specific terms and that any breach of said sections by such party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Purchaser and the Parent may be entitled, at law or in equity, they shall be entitled to enforce Sections 7.1 through 7.4 by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of Sections 7.1 through 7.4, without posting any bond.

        (b) The Purchaser and Parent acknowledge and agree that the Sellers and Shareholders would be irreparably damaged if any of the provisions of Sections 8.1 and 8.2 are not performed in accordance with their specific terms and that any breach of said sections by Purchaser and/or Parent could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Seller and Shareholders may be entitled, at law or in equity, they shall be entitled to enforce Sections 8.1 and 8.2 by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of Sections 8.1 and 8.2, without posting any bond.

10.14. Appointment of Representative of the Sellers and Shareholders. Each of the Sellers and the Shareholders hereby constitutes and appoints Carl I. Cohen as their representative (the “Seller Parties Representative”) and their true and lawful attorney in fact, with full power and authority in each of their names and on behalf of each of them: (a) to act on behalf of each of them in the absolute discretion of the Seller Parties Representative, but only with respect to the following provisions of this Agreement, with the power to: (i) designate the accounts for payment of the Purchase Price pursuant to Section 3.2(b)(i); (ii) act pursuant to Section 2.4 with respect to any adjustment to the Purchase Price; (iii) act under the WOTC Escrow Agreement; (iv) consent to the assignment of rights under this Agreement in accordance with Section 10.3; (v) give and receive notices pursuant to Section 10.8; (vi) waive any provision of this Agreement or grant any consent required under this Agreement; (vii) act in connection with any matter as to which the Sellers and the Shareholders, jointly and severally, have obligations, or are Indemnified Parties, under Section 9. This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein, and is irrevocable and shall not be terminated by any act of any of the Shareholders or the Sellers or by operation of law in each case except by mutual written agreement of all the parties to this Agreement, whether by the death or incapacity of any of the Shareholders or by the occurrence of any other event. Each of the Shareholders and the Sellers hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Seller Parties Representative pursuant to this Section 10.14. Each of the Shareholders and the Sellers agree that the Seller Parties Representative shall have no obligation or liability to any Person for any action or omission taken or omitted by the Seller Parties Representative in good faith hereunder, and each of the Shareholders and the Sellers shall indemnify and hold the Seller Parties Representative harmless from and against any and all loss, damage, expense or liability (including reasonable counsel fees and expenses) which the Seller Parties Representative may sustain as a result of any such action or omission by the Seller Parties Representative hereunder. Purchaser, Parent and the escrow agent under the WOTC Escrow Agreement shall be entitled to rely upon any document or other paper signed and delivered by the Seller Parties Representative as (a) genuine and correct and (b) having been duly signed or sent by the Seller Parties Representative, and neither Purchaser, Parent nor said escrow agent shall be liable to any of the Shareholders or the Sellers for any action taken or omitted to be taken by Purchaser, Parent or said escrow agent in such reliance.

10.15. Bulk Sales Laws. The Seller Parties, the Purchaser and the Parent hereby waive compliance with the bulk transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

10.16. Nondisclosure Agreement. Effective upon the Closing Date, the nondisclosure letter agreement, dated October 29, 2003 by and between CIC and Parent shall terminate.

10.17. Survival. All representations, warranties, covenants, and obligations in this Agreement, all schedules hereto and any certificates or other document delivered pursuant to this

Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to the limitations in Sections 9.4(a) and 9.4(d).

[Signatures follow]

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Asset Purchase Agreement as of the day and year first written above.

PURCHASER: CIC ENTERPRISES, LLC

By:

Name:

Title:

PARENT: FIRST ADVANTAGE CORPORATION

By:

Name:

Title:

SELLERS: CIC ENTERPRISES, INC.

By:

Carl I. Cohen President

STEPS, INC.

By:

Shirley F. Cohen President

SFC, INC.

By:

Shirley F. Cohen President

HORTON, INC.

By:

Elizabeth Weaver Chief Executive Officer

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT (continued)

SHAREHOLDERS:

Carl I. Cohen

Shirley F. Cohen

THE JEFFREY COHEN 2004 IRREVOCABLE TRUST DATED JANUARY 30, 2004

By:

Name:	Andrew Finger

Title:	Trustee

THE BRIAN COHEN 2004 IRREVOCABLE TRUST DATED JANUARY 30, 2004

By:

Name:	Andrew Finger

Title:	Trustee

THE KAREN COHEN 2004 IRREVOCABLE TRUST DATED JANUARY 30, 2004

By:

Name:	Andrew Finger

Title:	Trustee